As filed with the Securities and Exchange Commission on March 30, 2007

                                                           Registration No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM F-3

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                       FUTUREMEDIA PUBLIC LIMITED COMPANY
             (Exact Name of Registrant as Specified in Its Charter)

            England and Wales                                N/A
      (State or Other Jurisdiction                      (IRS Employer
    of Incorporation or Organization)                 Identification No.)

                             Nile House, Nile Street
                          Brighton, East Sussex BN1 1HW
                                     England
                              (011 44) 12 7382 9700
   (Address and telephone number of Registrant's principal executive offices)

                                John A. Schwallie
                               118 Stetson Avenue
                           Kentfield, California 94904
                                 (415) 305-5689
            (Name, address and telephone number of agent for service)

                  Please send copies of all communications to:

                              Thomas A. Rose, Esq.
                              Yoel Goldfeder, Esq.
                       Sichenzia Ross Friedman Ference LLP
                           1065 Avenue of the Americas
                            New York, New York 10018
                               Phone 212-930-9700

         Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), please check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 262(e) under the Securities Act, check the following box. [ ]

         If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

================================================================================

                         CALCULATION OF REGISTRATION FEE

                                                               Proposed Maximum                                    Amount of
       Title of Each Class              Amount to be          Aggregate Price Per        Proposed Maximum      Registration Fee
 Of Securities to be Registered        Registered (1)               Unit (2)           Aggregate Offering (2)         (2)
---------------------------------    ------------------      ---------------------    ----------------------- ------------------
Ordinary Shares, 1 1/9 pence per       9,221,311 ADSs                $1.15                 $10,604,508.80        $3,255.58(4)
share, as evidenced by American
Depositary Shares ("ADSs"), as
evidenced by American Depository
Receipts (3)

(1) The amount to be registered consists of up to 9,221,311 shares of American Depositary Shares, also known as ADSs, which may be offered and sold by the selling shareholders identified in the accompanying prospectus from time to time. Pursuant to Rule 416 under the Securities Act of 1933, as amended, such indeterminate number of ADSs issuable upon mandatory or partial conversions of the Convertible Note, stock splits, stock dividends or similar transactions are covered in the 9,221,311 ADSs.

 (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low prices of our ADSs on March 27, 2007 as reported on the Nasdaq-CM.

 (3) The 9,221,311 ADSs that are being registered represent an estimate of the maximum aggregate number of ADSs that could be issued in satisfaction of the conversion of the four Secured Convertible Notes , as defined below , calculated as follows:

         In accordance with Section 2(a) of the Amended and Restated Investor Registration Rights Agreement dated August 3, 2006 by and between us and the selling shareholders (previously filed as Exhibit 3 to our Form 6-K, filed on August 7, 2006, File No. 000-21978) and as set forth in the "Description of Securities" section of this Registration Statement, we are to register ADSs to be issued upon conversion of the Secured Convertible Notes. We are registering a maximum of 9,221,311 ADSs to be issued upon conversion of the Convertible Notes. A maximum of 9,221,311 ADSs would be issuable to the holders if the Secured Convertible Notes (consisting of a $5,500,000 Amended and Restated Secured Convertible Note, an Amended and Restated $1,000,000 Secured Convertible Note, an Amended and Restated $1,000,000 Secured Convertible Note and a $1,500,000 Secured Convertible Note, collectively known as the Secured Convertible Notes) are converted by the holders thereof. Total proceeds to us from the issuance of four Secured Convertible Notes was $9,000,000. Pursuant to each of the Secured Convertible Notes issued to the selling shareholders on August 3, 2006 (forms of which were previously filed as Exhibit 4, Exhibit 5, Exhibit 6 and Exhibit 7, respectively to our Form 6-K, filed on August 7, 2006, File No. 000-21978), each Secured Convertible Note is convertible into ADSs at a conversion price equal to the lesser of (a) $15.00 (also known as the Fixed Price) or (b) an amount equal to eighty percent (80%) of the average of the three (3) lowest volume weighted average prices of the ADSs, as quoted by Bloomberg, LP, during the thirty (30) trading days immediately preceding the conversion date (also known as the Discount Price) which may be adjusted pursuant to other terms of such Secured Convertible Notes. Thus 9,221,311 ADSs (i.e. the total amount of ADSs for which the Secured Convertible Notes are to be converted at a conversion price of $0.976 per share, whereby $9,000,000 / $0.976 = 9,221,311) would be issuable upon conversion of the Secured Convertible Notes based upon eighty percent (80%) of the average of the three (3) lowest volume weighted average prices of the ADSs of $1.22 as of March 27, 2007.

(4) The $3,463.00 previously paid for Futuremedia PLC's Registration Statement File No. 333-134835, which was initially filed on June 8, 2006 and withdrawn on August 9, 2006, is offset against the currently due filing fee.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.

                   Subject to completion, dated March 30, 2007

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                                   ----------

            THE RESALE OF UP TO 9,221,311 SHARES OF ORDINARY SHARES,
      AS EVIDENCED BY AMERICAN DEPOSITARY SHARES, AS EVIDENCED BY AMERICAN
               DEPOSITARY RECEIPTS OFFERED BY SELLING SHAREHOLDERS

         The shareholders identified in the section of this prospectus titled "Selling Shareholders" may offer and sell from time to time an aggregate of up to 9,221,311 of our ADSs which are issuable upon conversion of the Amended and Restated Secured Convertible Notes, as defined below, and the $1,500,000 Secured Convertible Note, as defined below, by each of the respective selling shareholders.

         This offering is not being underwritten. The ADSs offered under this prospectus may be sold by the selling shareholders on the public market, in negotiated transactions with a broker-dealer or market maker as a principal or agent, or in privately negotiated transactions not involving a broker-dealer.

         In connection with a $7,500,000 financing with Cornell Capital Partners, LP, Certain Wealth Ltd. and TAIB Bank, B.S.C., which signed on April 19, 2006 and closed on April 25, 2006, also known as the $7,500,000 Financing, we issued a $5,500,000 Secured Convertible Note to Cornell Capital Partners, LP, a $1,000,000 Secured Convertible Note to Certain Wealth, Ltd. and a $1,000,000 Secured Convertible Note to TAIB Bank, B.S.C. in exchange for total proceeds of $7,500,000. These three notes were subsequently amended on August 3, 2006 in connection with an Additional $1,500,000 Financing, as defined below, and are collectively known as the Amended and Restated Secured Convertible Notes. The proceeds from the $7,500,000 Financing were used to finance the cash portion of the purchase price for our acquisition of EBC.

         As an extension to the $7,500,000 Financing, on August 3, 2006 we signed and closed on an additional $1,500,000 financing, also known as the Additional $1,500,000 Financing, pursuant to which we issued a $1,500,000 Secured Convertible Note to Cornell Capital Partners, LP, also known as the $1,500,000 Secured Convertible Note.

         The total financing with Cornell Capital Partners, LP, Certain Wealth, Ltd, and TAIB Bank (including both the $7,500,000 Financing and the Additional $1,500,000 Financing) was for $9,000,000, also known as the $9,000,000
Financing. As part of the Additional $1,5000,000 Financing, we amended certain of the terms and conditions relating to the $7,500,000 Financing. Total proceeds to us from the issuance of the $1,500,000 Secured Convertible Note, in connection with the Additional $1,500,000 Financing, was $1,500,000. The proceeds from the Additional $1,500,000 Financing were used for payments on the remaining debt to M.A.G. Capital, LLC , also known as MAG (See Registration Statement on Form F-3, File No. 333-128173), as well as to provide working capital for growth in our new businesses.

         We will receive no proceeds from the sale of the ADSs by the selling shareholders. There is no assurance that the Amended and Restated Secured Convertible Notes, or the $1,500,000 Secured Convertible Note will be converted.

         Our Ordinary Shares are admitted for trading as American Depository Shares, also known as ADSs, and have traded since May 29, 1993 on the Nasdaq-CM (formerly the Nasdaq Small Cap Market) under the Symbol FMDAY. Each ADS represents the right to receive one of our Ordinary Shares. ADSs are evidenced by American Depository Receipts, also known as ADRs. ADSs evidenced by ADRs are issued by the Bank of New York as Depositary of our ADR facility in accordance with the terms of a deposit agreement between us and the Depositary. On March 27, 2007 the last reported sale price of our ADSs on the Nasdaq-CM was $1.14 per share.

         You should read this prospectus carefully before you invest.

         Investing in the securities involves certain risks. See "Risk Factors" beginning on page 11.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        Prospectus dated [_______], 2007

                                TABLE OF CONTENTS

PART I                                                                             PAGE
------                                                                             ----
ABOUT THIS PROSPECTUS...........................................................      1
FUTUREMEDIA PUBLIC LIMITED COMPANY..............................................      3
RISK FACTORS....................................................................      5
FORWARD LOOKING STATEMENTS......................................................     24
CAPITALIZATION..................................................................     24
USE OF PROCEEDS.................................................................     25
THE OFFERING....................................................................     26
DESCRIPTION OF SECURITIES.......................................................     41
EXCHANGE CONTROLS...............................................................     50
TAXATION........................................................................     50
LIMITATIONS ON RIGHTS TO OWN SECURITIES.........................................     54
LEGAL MATTERS...................................................................     54
EXPERTS.........................................................................     54
EXPENSES........................................................................     54
ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES AND AGENT
FOR SERVICE OF PROCESS IN THE UNITED STATES.....................................     54
WHERE YOU CAN FIND MORE INFORMATION ABOUT US....................................     55

PART II
-------

INDEMNIFICATION OF DIRECTORS AND OFFICERS.......................................     60
EXHIBITS........................................................................     62
UNDERTAKINGS....................................................................     64
SIGNATURES......................................................................     66

         All dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                              ABOUT THIS PROSPECTUS

     This prospectus covers resales of up to 9,221,311 ADSs which are issuable upon conversion of four secured convertible notes by the respective selling shareholders. The 9,221,311 ADSs consists of:

          o up to approximately 5,635,246 ADSs, issuable upon conversion of a $5,500,000 Amended and Restated Secured Convertible Note issued to Cornell Capital Partners, LP (This Secured Convertible Note (a form of which was previously filed as Exhibit 4 to our Form 6-K, filed on August 7, 2006, File No. 000-21978) is convertible into ADSs at a conversion price equal to the lesser of (a) $15.00 (also known as the Fixed Price) or (b) an amount equal to eighty percent (80%) of the average of the three (3) lowest volume weighted average prices of the ADSs, as quoted by Bloomberg, LP, during the thirty (30) trading days immediately preceding the conversion date (also known as the Discount Price) which may be adjusted pursuant to other terms of such Amended and Restated Secured Convertible Note. Thus 5,635,246 ADSs (i.e. The total amount of ADSs for which the Amended and Restated Secured Convertible Note is to be converted at a conversion price of $0.976 per share, whereby $5,500,000 / $0.976 = 5,635,246 ADSs)
               would be issuable upon conversion of the Amended and Restated Secured Convertible Note based upon 80% of the average of the three (3) lowest volume weighted average prices of the ADS of $1.14 as of March 27, 2007;

          o up to approximately 1,024,590 ADSs, issuable upon conversion of a $1,000,000 Amended and Restated Secured Convertible Note originally issued to Certain Wealth, Ltd. (This Amended and Restated Secured Convertible Note (a form of which was previously filed as Exhibit 5 to our Form 6-K, filed on August 7 , 2006, File No. 000-21978) is convertible into ADSs at a conversion price equal to the lesser of (a) $15.00 (also known as the Fixed Price) or (b) an amount equal to eighty percent (80%) of the average of the three (3) lowest volume weighted average prices of the ADSs, as quoted by Bloomberg, LP, during the thirty (30) trading days immediately preceding the conversion date (also known as the Discount Price) which may be adjusted pursuant to other terms of such Amended and Restated Secured Convertible Note. Thus 1,024,590 ADSs (i.e. The total amount of ADSs for which the Amended and Restated Secured Convertible Note is to be converted at a conversion price of $0.976 per share, whereby $1,000,000 / $0.976 = 1,024,590 ADSs) would be issuable upon conversion of the Amended and Restated Secured Convertible Note based upon 80% of the average of the three (3) lowest volume weighted average prices of the ADS of $1.14 as of March 27, 2007;

          o up to approximately 1,024,590 ADSs, issuable upon conversion of a $1,000,000 Amended and Restated Secured Convertible Note originally issued to TAIB Bank, B.S.C. (This Amended and Restated Secured Convertible Note (a form of which was previously filed as Exhibit 5 to our Form 6-K, filed on August 7 , 2006, File No. 000-21978) is convertible into ADSs at a conversion price equal to the lesser of (a) $15.00 (also known as the Fixed Price) or
               (b) an amount equal to eighty percent (80%) of the average of the three (3) lowest volume weighted average prices of the ADSs, as quoted by Bloomberg, LP, during the thirty (30) trading days immediately preceding the conversion date (also known as the Discount Price) which may be adjusted pursuant to other terms of such Amended and Restated Secured Convertible Note. Thus 1,024,590 ADSs (i.e. The total amount of ADSs for which the Amended and Restated Secured Convertible Note is to be converted at a conversion price of $0.976 per share, whereby $1,000,000 / $0.976 = 1,024,590 ADSs) would be issuable upon conversion of the Amended and Restated Secured Convertible Note based upon 80% of the average of the three (3) lowest volume weighted average prices of the ADS of $1.14 as of March 27, 2007; and

          o up to approximately 1,536,885 ADSs, issuable upon conversion of a $1,500,000 Secured Convertible Note issued to Cornell Capital Partners, LP. (This Secured Convertible Note (a form of which was previously filed as Exhibit 7 to our Form 6-K, filed on August 7, 2006, File No. 000-21978) is convertible into ADSs at a conversion price equal to the lesser of (a) $15.00 (also known as the Fixed Price) or (b) an amount equal to eighty percent (80%) of the average of the three (3) lowest volume weighted average prices of the ADSs, as quoted by Bloomberg, LP, during the thirty
               (30) trading days immediately preceding the conversion date (also known as the Discount Price) which may be adjusted pursuant to other terms of such Secured Convertible Note.

               Thus 1,536,885 ADSs (i.e. The total amount of ADSs for which the Amended and Restated Secured Convertible Note is to be converted at a conversion price of $0.976 per share, whereby $1,500,000 / $0.976 = 1,536,885 ADSs) would be issuable upon conversion of the Amended and Restated Secured Convertible Note based upon 80% of the average of the three (3) lowest volume weighted average prices of the ADS of $1.14 as of March 27, 2007.

      We may add, update or change in a prospectus supplement any of the information contained in this prospectus or in documents we have incorporated by reference into this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement.

      You should carefully read both this prospectus and any prospectus supplement, together with additional information described under the heading "Where You Can Find More Information About Us" before you invest in our ordinary shares.

      All references in this prospectus to "Futuremedia" "we," "us" and "our" are to Futuremedia Public Limited Company and its direct and indirect subsidiaries, unless the context otherwise requires.

      In this prospectus and any prospectus supplement, "U.S. dollars" or "$" refers to U.S. currency, "pounds sterling," "(pound)", "GBP" or "pence" refers to United Kingdom, or UK, currency, and "euro" or "(euro)" refers to the currency established for participating member states of the European Union as of the beginning of stage three of the European Monetary Union on January 1, 1999.

      Solely for convenience, this Registration Statement contains translations of certain pound sterling amounts into US dollars at specified rates. These translations should not be construed as representations that the pound sterling amounts actually represent such US dollar amounts or could have been or could be converted into US dollars at the rates indicated or any other rates. Unless otherwise indicated, the translation of pounds sterling into US dollars have been made at the rate of GBP1.00 = $1.8263, the Noon Buying Rate in New York City for cable transfers in pounds sterling as certified for customs purposes, by the Federal Reserve Bank of New York (the "Noon Buying Rate") on April 30, 2006. On March 27, 2007 the Noon Buying Rate was GBP 1 = $1.9664.

                        FUTUREMDIA PUBLIC LIMITED COMPANY

WHO WE ARE

         Our legal and commercial name is Futuremedia Public Limited Company, also known as Futuremedia PLC.

         We were incorporated in England and Wales as a private limited company in 1982.

         We are domiciled in England and Wales.

         Our American Depositary Shares, also known as ADSs, have traded since May 29, 1993, on the Nasdaq-CM (formerly the Nasdaq Small Cap Market) under the symbol FMDAY. Each ADS represents the right to receive 50 of our Ordinary Shares. Ordinary Shares refer to our Ordinary Shares of 1/9 pence each. ADSs are evidenced by American Depositary Receipts, also known as ADRs. ADSs evidenced by ADRs are issued by the Bank of New York as Depositary, also known as the Depositary of our ADR facility, in accordance with the terms of a deposit agreement between us and the Depositary.

WHAT WE DO

         Since our inception, we have striven to ensure our product offerings meet market requirements. Recognizing the potential impact on the learning market of the developments being made in Intranet and Internet environments, we started the development of our first proprietary Learning Management System, also known as LMS, called SolstraTM in 1997 together with BT Group PLC, also known as BT. We launched the first version of the product to the market in February 1998. In March 2000, we launched easycando, which was our first Internet learning portal. Today, we offer the following products and services:

         o Consultancy Services - providing a wide range of technical and practical services to help our clients establish their training needs and solutions;

         o Customer Designed Content Products - specifically designed content to meet our customer's individual e-learning needs;

         o Learning Management Systems - including multiple elements such as: a license for ActivnaTM, a license for e-life(TM), hosting services, set up charges, integration and support services and content, which together enable the delivery of previously identified learning content to individual needs;

         o Blended Learning Solutions - combining elements of e-Learning, together with physical classroom or workbook based training; and

         o Managed Benefit Programs - comprising a combination of hardware, software and services, which we install at the homes of participating employees of our clients that contract with us for the provision of such services. Certain of these programs were provided under the UK Government's Home Computing Initiative scheme, also known as HCI. Under HCI, participating employees could take advantage of tax incentives provided under HCI schemes, reducing the cost of purchase. HCI was terminated by the UK Government, effective as of April 6, 2006.

         In addition, we are currently developing our on-line branded learning business. The branded learning business enables companies to use learning as a tool to leverage their brands and stay connected with their customers. Branded learning is the application of eLearning to marketing communications through online learning communities, academies and portals. Branded learning provides our customers with the opportunity to reach new customers and develop additional revenue streams while enhancing overall brand recognition.

         We continue to outsource a portion of our production activity and consequently the equipment we now use comprises network hardware, desktop personal computers, laptops and servers required to support our ongoing business. Where appropriate we own our capital equipment, and endeavor to maintain a program of upgrading to ensure the cost-effective provision of desktop and laptop tools to our employees. All equipment acquired for this purpose is industry-standard. For servers to support its Internet portal business, we constantly review the buy/lease options available and have in the past used both options when appropriate. This equipment is typically located in secure co-location sites.

RECENT DEVELOPMENTS

         On October 25, 2006 we concluded an equity private placement with a corporate investor which comprised an initial payment of $3 million in exchange for 20 million ADSs at a price of $0.15 per share, and warrants giving the investor the right to purchase a further 80 million ADSs at $0.025 per share for an additional $2 million. The warrants are exercisable for one year from October 25, 2006. As at March 27, 2007, the corporate investor had exercised its right to purchase 72.5 million ADSs under the terms of the warrant.

         On January 3, 2007 we announced the ratio of our American Depositary Shares ("ADS") to ordinary shares had been changed to 1:50 from 1:1, effective January 3, 2007. The Bank of New York, our depositary, has contacted registered ADS holders with regards to this change. The record date was December 29, 2006. Shareholders received 1 ADS for each 50 ADSs held. The Bank of New York is selling a portion of the new ADSs to establish a cash in lieu rate for fractional ADSs, and ADS holders whose holdings are not exactly divisible by 50 will receive cash in lieu of fractional amounts, at the rate established by The Bank of New York. Total number of ADSs outstanding after the ratio change was 4,690,176. As a result of this ratio amendment, the ADS price automatically increased proportionally. However, there is no assurance that the post-amendment ADS price will always be at least equal to or greater than the pre-amendment ADS price multiplied by the ratio change. On January 19, 2007, Nasdaq provided written notification to the Company that we had regained compliance with Marketplace Rule 4320(e)(2)(E)(i) (the "Rule") which requires a minimum bid price of $1 per ADS.

         On March 13, 2007 we held an Extraordinary General Meeting (the "EGM") for our shareholders of record as of February 12, 2007. The EGM was held to obtain shareholder approval to increase our authorized share capital from 350,000,000 ordinary shares, which are equivalent to 7,000,000 ADS, to 2,500,000,000 ordinary shares, which are equivalent to 50,000,000 ADS and to amend the Futuremedia Enterprise Management Incentive Plan 2005 to reflect the increase in issued and authorized share capital since the inception of such plan. At the EGM our shareholders approved all of our proposed resolutions.

         On March 16, 2007, pursuant to an Assignment Agreement, by and among Certain Wealth Ltd., Cornell Capital Partners, LP and Futuremedia PLC, Certain Wealth Ltd. assigned $200,000 of principal outstanding under the Amended and Restated $1,000,000 Secured Convertible Note originally issued to Certain Wealth, Ltd. to Cornell Capital Partners, LP in exchange for a purchase price of $218,136.99. Accordingly all reference to such Amended and Restated $1,000,000 Secured Convertible Note refers to the $800,000 principal outstanding currently held by Certain Wealth Ltd., along with the $200,000 principal outstanding currently held by Cornell Capital Partners, LP, in the aggregate, with respect to such Secured Convertible Note and any ADS issuable upon conversion of such Secured Convertible Note contemplates the conversion of up to $800,000 principal outstanding by Certain Wealth Ltd. and up to $200,000 principal outstanding by Cornell Capital Partners, LP.

         On March 16, 2007, pursuant to an Assignment Agreement, by and among TAIB Bank B.S.C., Cornell Capital Partners, LP and Futuremedia PLC, Certain Wealth Ltd. assigned $50,000 of principal outstanding under the Amended and Restated $1,000,000 Secured Convertible Note originally issued to TAIB Bank B.S.C. to Cornell Capital Partners, LP in exchange for a purchase price of $54,534.25. Accordingly all reference to such Amended and Restated $1,000,000 Secured Convertible Note refers to the $950,000 principal outstanding currently held by TAIB Bank B.S.C., along with the $50,000 principal outstanding currently held by Cornell Capital Partners, LP, in the aggregate, with respect to such Secured Convertible Note and any ADS issuable upon conversion of such Secured Convertible Note contemplates the conversion of up to $950,000 principal outstanding by TAIB Bank B.S.C. and up to $50,000 principal outstanding by Cornell Capital Partners, LP.

WHERE WE ARE LOCATED

         Our principal executive offices are located at Nile House, Nile Street, Brighton, East Sussex, BN1 1HW, England.

         Our telephone number is + 44 (0) 1273 829700, and our fax number is +44
(0) 1273 829702.

         Further information on us is also available at www.futuremedia.co.uk.

                                  RISK FACTORS

         An investment in our securities is speculative and involves a high degree of risk. Therefore, you should not invest in our securities unless you are able to bear a loss of your entire investment. You should carefully consider the following factors as well as the other information contained in this prospectus before deciding to invest in our ADSs. Factors that could cause actual results to differ from our expectations, statements or projections include the risks and uncertainties relating to our business described below. This prospectus and statements that we may make from time to time may contain forward-looking information. We cannot assure that actual results will not differ materially from our expectations, statements or projections. The information in this prospectus is complete and accurate as of this date, but the information may change after the date of this prospectus.

RISKS RELATING TO OUR FINANCIAL CONDITION

We have a history of significant loses and may not be profitable in the future.

         For the fiscal year ended April 30, 2006 we have reported net losses of GBP 6,750,000 ($12,327,000) on revenues of GBP 17,560,000 ($32,070,000). For the fiscal year ended April 30, 2005, we have reported net losses of GBP3,958,000 ($7,228,000) on revenues of GBP15,651,000 ($28,583,000). For the Fiscal year ended April 30, 2004, we have reported net losses of GBP1,662,000 ($3,035,000) on revenues of GBP 18,661,000 ($34,079,000). We have experienced significant cash constraints on our operations during these years. Our Managed Benefit Programs, launched in October 2003, continues to make the major contribution to the income statement, generating GBP 15,224,000 ($27,802,000) of revenue and GBP 2,419,000 ($4,417,000) of gross margin contribution in fiscal 2006 compared to GBP14,036,000 ($25,633,000) of revenues and GBP1,033,000 ($1,886,000) of gross margin contribution in fiscal 2005, compared to GBP17,366,000 ($31,714,000) of revenues and GBP2,120,000 ($3,872,000) of gross margin contribution in fiscal 2004. We may continue to operate at a loss for the foreseeable future and we cannot estimate when or if we will achieve profitability. If we continue to have operating losses, there is no certainty that we will have the financial resources to continue in business.

Our auditors have expressed substantial doubt about our ability to continue as a going concern.

         In their report dated August 25, 2006, BDO Stoy Hayward LLP stated that our financial statements for the year ended April 30, 2006 were prepared assuming that we would continue as a going concern, however their audit opinion was modified to state that substantial doubt existed as to our ability to continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of our recurring losses from operations and a net capital deficiency. Our ability to continue as a going concern is subject to our ability to maintain and enhance our profitability and there can be no assurances that we can maintain or increase operating profits.

Our liquidity may be significantly impaired if we have problems raising capital we need in the future.

      As of April 30, 2006, we had working capital deficit of GBP 1,749,000 ($3,195,000). Historically, we have financed our operations and met our capital requirements primarily through funds generated from operations and the issuance of our ADSs. Market and other conditions largely beyond our control may affect our ability to engage in future sales of such securities, the timing of any such sales, and the amount of proceeds therefrom. Even if we are able to sell any such securities in the future, we may not be able to sell at favorable prices or on favorable terms. We may also be required to take other actions, which may lessen the value of our ADSs or dilute our ADSs, including borrowing money on terms that are not favorable to us or issuing additional shares of ADSs. We expect to raise additional funds before the end of 2007 and are currently engaged in activities to secure the required additional financing within that timeframe. However, we cannot provide any assurances that we will be successful in securing sufficient financing. If we are not able to obtain the required financing our liquidity could be significantly impaired and we will likely be required to significantly curtail or cease our operations. Even if we find outside funding sources, we may be required to issue to such outside sources securities with greater rights than those currently possessed by holders of our ADSs.

RISKS RELATING TO OUR BUSINESS GENERALLY

Our business may be harmed by acquisitions we have completed and may complete in the future.

      We have acquired related businesses and may pursue additional acquisitions in the future. We cannot guarantee that we will realize any anticipated benefits from acquisitions that we have recently completed or may complete in the future. In connection with the businesses we have recently acquired (including EBC and Button Group plc) and other businesses we may acquire in the future, the process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant financial resources that would otherwise be available for the ongoing development or expansion of our existing business.

      Our identification of suitable acquisition candidates involves risks inherent in assessing the values, strengths, weaknesses, risks and profitability of acquisition candidates, including the effects of the possible acquisition on our business, diversion of our management's attention and risks associated with unanticipated problems or latent liabilities. If we are successful in pursuing future acquisitions, we will be required to expend significant funds, incur additional debt or issue additional securities to finance such acquisitions, which may negatively affect our results of operations and be dilutive to our stockholders. We cannot guarantee that we will be able to finance additional acquisitions on terms satisfactory to us, if at all. If we spend significant funds or incur additional debt, our ability to obtain financing for working capital or other purposes could decline which could harm our business and prospects.

The loss of one or more of our significant customers could harm our business and prospects

         For the three months ended April 30, 2006 and for the fiscal year ended April 30, 2006, our two largest customers together represented approximately 33% and 32%, respectively, of our gross sales. The loss of either of these major customers could have a material adverse effect on our business, financial condition and results of operations.

The recent termination of the Home Computing Initiative by the UK Government, is likely to harm our business.

         On March 22, 2006, the UK Government announced, as part of its bi-annual treasury budget statement, the termination of the HCI tax exemption. The termination became effective on April 6, 2006. Those employers and employees who signed up for the HCI benefit prior to April 6, 2006 remain eligible to receive this benefit for its three year term. We continue to provide services to HCI clients and over 40,000 employee-subscribing households without interruption. It was hoped that the UK Government would consider plans for a revised version of HCI, but to date there has been no announcement. We will continue to provide Managed Benefit Services to UK companies. On April 26, 2006 we announced an expansion of our portfolio with the launch of a new Managed Benefits solution at the Employee Benefits North Conference and Exhibition. The new service, while not incorporating tax benefits, will provide the opportunity for employers to offer employees and their families home-based education and digital access for work, school and life enhancement. This service will target both companies which previously offered HCI, plus those other companies whose plans to do so were cut short by the UK Government's change in the tax regulations. The elimination of the HCI tax exemption by the UK Government is likely to harm our business. Also, the market for our new Managed Benefits Services may never develop further and our products may not achieve broader market acceptance, which could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to compete successfully.

         The net-based learning business evolves rapidly and is subject to rapid technological change. We currently compete both with smaller UK based companies as well as larger multinational firms in the development and implementation of net-based learning products. Some of these competitors are more established, better capitalized and have a better market position than us.

         In addition, these competitors may have the ability to respond more quickly to new or emerging technologies, may adapt more quickly to changes in customer requirements and may devote greater resources to the development, promotion and sale of their products and services than us. We may also have a cost disadvantage compared to competitors who have greater direct buying power from suppliers or who have lower cost structures.

The sales cycle for our products, marketed toward corporate customers, is lengthy and there is no guaranty of resulting sales.

         A substantial portion of our revenues are derived from sales of our products and services to large corporate customers and public sector organizations , whereby we provide products and services directly to customers' employees, in their own homes. Customers demand highly reliable products and services to be provided to their employees, and often implement a lengthy selection process in order to determine the successful supplier. This process can take up to several months before our customers commit to purchase. Such selection processes are commonly based on us providing access to demonstration material based on existing solutions produced for other customers and frequently require significant pre-sales activity.

         The sales volume of some of our hosted and Managed Benefit Programs are significantly dependent on acceptance and adoption of the product by our customers' employees. Some of our customers may also source third party e-Learning content products that compete with our products. These customers could give higher priority to the use of competing products. Some of our customers do not have exclusive or long-term purchase obligations with us. The failure of customers to decide to purchase our products after we spend significant marketing resources and the possibility that customers may source third party competing products could harm our business.

         The marketing and sales cycle for our products is lengthy. Some of our customers contract for delivery of solutions over a period of up to three years. The continuation of such contracts depend on the continued acceptance of the product by the customer's employees, and discontinuation of such contracts could have a material adverse impact on our business, financial condition and results of operations. Additionally, the time lag from initiation of marketing efforts to final sales can be lengthy and expensive and there is no guaranty that the expenditure of significant time and resources will results in sales.

Our business could be harmed if we are unable to protect our proprietary technology.

         We have no patents with respect to our product design or production processes.

         In choosing not to seek patent protection, we instead have relied on the complexity of our technology, our trade secret protection policies, common law trade secret laws, copyrights, and confidentiality and/or license agreements entered into with our employees, suppliers, sales agents, customers and potential customers.

         As a part of our trade secret protection policies, we try to limit access to, and distribution of, our software, related documentation and other proprietary information. We cannot assure that such strategy will prevent or deter others from using our products to develop equivalent or superior products or technology, or from doing so independently.

         Further, we cannot assure that we will seek or obtain patent protection for future technological developments or that any patents that may be granted in the future would be enforceable or would provide us with meaningful protection from competitors.

         Moreover, litigation by us to enforce or defend our proprietary rights could result in significant expense and divert the efforts of our technical and management personnel, whether or not such litigation results in a favorable outcome for us. In order to avoid expense or diversion of resources, we could agree to enter into a license agreement or other settlement arrangement, notwithstanding our continuing belief in our position.

Our business would be harmed if our products and technology infringe on the intellectual property rights of others.

         We cannot assure that our products do not, and that our proposed products will not, infringe any patents or rights of others. If a patent infringement claim is asserted against us, whether or not we are successful in defending such claim, the defense of such claim may be very costly. While we are unable to predict what costs would be incurred if we were obliged to devote substantial financial or management resources to patent litigation, our ability to fund our operations and to pursue our business goals may be substantially impaired.

If we fail to renew critical licensing arrangements our business and prospects could be harmed.

         We market a number of products under license from several suppliers and under varying terms of exclusivity and tenure. While we believe that these licensing arrangements will continue and, if considered in our best interest, will be renewed, we cannot assure that licenses will be extended with us on satisfactory terms, if at all. While we believe that the failure to extend licensing arrangements with respect to one or a small number of products would not substantially affect us, the failure to renew a significant number of the present licenses could have an adverse effect on the future profitability of our business and prospects.

Our business could be harmed if our products contain undetected errors or defects or do not meet customer specifications.

         We are continuously developing new products and improving our existing products. Newly introduced products can contain undetected errors or defects. In addition, these products may not meet customer performance specifications under all conditions for all applications. If, despite our internal testing and testing by our customers, any of our products contains errors or defects or any of our products fail to meet customer specifications, then we may be required to enhance or improve those products or technologies. We may not be able to do so on a timely basis, if at all, and may only be able to do so at considerable expense. In addition, any significant reliability problems could result in adverse customer reaction, negative publicity or legal claims and could harm our business and prospects.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

         Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and Nasdaq-CM (formerly the Nasdaq Small Cap Market) rules, are creating uncertainty for companies such as ours. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations and standards have resulted in, and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. We expect these efforts to require the continued commitment of significant resources. Further, our board members, chief executive officer and chief financial officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified board members and executive officers, which could harm our business. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, our reputation may be harmed.

RISKS RELATING TO THE E-LEARNING MARKET

Our future success will depend upon the highly volatile and unpredictable e-Learning market.

         Revenues derived from the sale of our e-Learning solutions are directly or indirectly related to spending and investment plans of large corporate businesses and public sector organizations on net-based learning technologies and associated services. These large businesses and public sector organizations may be subject to significant fluctuations as a consequence of general economic conditions, industry patterns or other factors affecting such spending and investment. Expenditures for products and services such as ours are directly affected by these fluctuations. We expect that our operations will continue to depend on these factors. Fluctuations, downturns or slowdowns in these large businesses could have a material adverse effect on our business, financial condition and results of operations.

Seasonal fluctuations in the market may create periodic rises in expenses or falls in demand which would be difficult to offset.

         The demand for our products is generally expected to be stronger in the second half of the fiscal year and weaker in the first half due to seasonal buying patterns in the UK and the rest of Europe, as well as the seasonality created by the timing of the client-internal marketing campaigns for Managed Benefit Program products, which tend to peak in the third fiscal quarter, with deliveries scheduled by Christmas. The shifts in demand for our products may make it difficult to plan delivery capacity and business operations efficiently. If demand is significantly below expectations we may be unable rapidly to reduce fixed costs, which can diminish gross margins and cause losses. A downturn in demand may also leave us with excess inventory, which may be rendered obsolete or overvalued as products evolve during the downturn and demand shifts to new products or prices fall. Conversely, in upturns in demand, we may incur expenses to expedite delivery of products, procure scarce components and outsource additional manufacturing processes. These expenses could reduce our gross margins and overall profitability. Any of these results could seriously harm our business, financial condition and results of operations.

The markets for our products are in the early stage of development.

         The markets for most of our products are at a relatively early stage of development and customer acceptance. Broader acceptance of our products will depend on customer and end-user reaction to those products and the price and performance of our products and our competitors' products. We believe that the development of these markets will, in part, depend on the success of our efforts to inform and demonstrate to our customers the perceived efficacy of our products.. These markets may never develop further and our products may not achieve broader market acceptance, which could have a material adverse effect on our business, financial condition and results of operations.

Our success depends upon our ability to adapt to rapid changes in products, technology and customer requirements.

         Our business will be significantly influenced by technological changes and innovations. The market for our products is characterized by rapidly changing technology, evolving industry standards and frequent introductions of new products. We have historically derived a significant portion of our revenues from the sale of new and enhanced products. Our future success will depend upon our ability to enhance our existing products and to source, develop and introduce, on a timely and cost-effective basis, new competitive products with features that meet changing customer requirements and address technological developments.

         Our products could be rendered obsolete by new customer requirements or the emergence of new technologies. Our failure to develop, manufacture and sell new products and product enhancements in quantities sufficient to offset a decline in revenues from existing products or to manage product transitions successfully would have a material adverse effect on our business, financial condition and results of operations.

         As new products are introduced, we must attempt to monitor closely the range of our products to be replaced and to phase out their production and distribution in a controlled manner. There can be no assurance, however, that such product transitions will be executed without adversely affecting overall product sales or that we will be successful in identifying, developing, and marketing new products or enhancing our existing products.

         The development of new products has required, and will continue to require, that we spend significant financial and management resources. Our business would be materially adversely affected if we were to incur delays in developing new products or enhancements or if such products or enhancements did not gain market acceptance. In addition, there can be no assurance that products or technologies developed by one or more of our present or potential competitors could not render obsolete both our present and future products.

         There is no assurance that the useful life of any product will be long enough to enable us to recover its development costs. In addition, sales of certain of our products generally may tend to decline over time unless the products are enhanced or repackaged.

RISKS RELATING TO THE MARKET FOR OUR SECURITIES

The market price of our ADSs have been and may continue to be volatile.

         The market price of our ADSs has been and may continue to be highly volatile. Consequently, the current market price of our ADSs may not be indicative of value. We believe that a variety of factors could cause the price of our ADSs to fluctuate including:

         o announcements and rumors of developments related to our business, or the industry in which we compete;

         o quarterly fluctuations in our actual or anticipated operating results;

         o changes in regulations and other factors relating to the UK Government's Home Computing Initiatives;

         o        general conditions in the e-Learning market;

         o        new products or product enhancements by us or our competitors;

         o        announcements of technological innovations;

         o developments in our relationships with our customers and suppliers; and

         o        general conditions in the worldwide economy.

Our ADSs may be affected by volume fluctuations and may fluctuate significantly in price.

Our ADSs are currently traded on the Nasdaq-CM. The average daily trading volume of our ADSs for the thirty days ending March 27, 2007 was 245,430 ADS. The high and low bid price of our ADSs for the last two years has been $35.50 and $1.09 respectively. Our ADSs have experienced, and are likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our ADSs without regard to our operating performance.

We may issue additional securities which may be dilutive to our stockholders.

         We presently have outstanding options pursuant to which an aggregate of 155,726 ADSs may be issued upon exercise thereof. We also presently have up to an aggregate of 9,329,545 ADSs issuable upon conversion and exercise of (i) the Amended and Restated Secured Convertible Notes issued to Cornell Capital Partners, LP, Certain Wealth, Ltd. and TAIB, Bank, B.S.C. and Warrants issued to Cornell Capital Partners, LP in connection with a $7,500,000 tranche of financing with a closing date of April 25, 2006 and (ii) the Convertible Note and Warrant issued to Cornell Capital Partners, LP in connection with an additional $1,500,000 tranche of financing with a closing date of August 3, 2006. In addition, we issued an additional warrant to our financial advisor to purchase up to 8,234 ADSs in connection with the M.A.G. Financing. The "Description of Securities" section of the prospectus on Form 424B3, File No. 333-128173, relating to our Form F-3, as filed with the Securities and Exchange Commission on October 18, 2005 provides you with more information about the Convertible Debentures and Warrants issued to M.A.G in connection with the M.A.G. Financing. The "Description of Securities" section of this prospectus provides you with more information about the Amended and Restated Secured Convertible Notes originally issued to Certain Wealth, Ltd., and TAIB Bank, B.S.C., the $1,500,000 Secured Convertible Notes issued to Cornell Capital Partners, and Warrants issued to Cornell Capital Partners, LP. The issuance of any additional ADSs, whether upon the exercise of derivative securities, including options, warrants or debentures, in connection with a financing or otherwise, including additional ordinary shares issuable as a consequence of any anti-dilution provisions set forth in the instruments evidencing such derivative securities, would reduce the proportionate ownership and voting power of then-existing shareholders.

We may not be able to continue to satisfy the applicable standards for continued listing on the Nasdaq-CM Market.

         Our ADSs are currently traded on the Nasdaq-CM. No assurance can be given that an orderly trading market will be sustained in the future. Also, Nasdaq requires that, in order for a company's securities to continue to be listed on the Nasdaq-CM, the company must maintain either a minimum stockholders' equity of $2,500,000, market capitalization of $35,000,000 or net income of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years. We had negative stockholders' deficit of approximately $2,007,000 at April 30, 2006, net loss for the year ended April 30, 2006 of $12,327,000, and a net loss for the financial year ended April 30, 2005 of $7,228,000 and a market capitalization of $42,412,725 on April 30, 2006.

         On February 16, 2006, we announced that we had received notice from The Nasdaq Stock Market (a Staff Determination Letter) advising us that our securities are subject to delisting based upon our failure to have a market value of listed securities of at least $35,000,000 or, in the alternative, $2,500,000 in shareholders' equity or $500,000 in net income in the last fiscal year or in two of the last three fiscal years. We requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination and to request the continued listing of our ADSs on The Nasdaq Stock Market pending our compliance with the alternative requirement of $2,500,000 in shareholders' equity. On March 9, 2006, we announced that our hearing before a Nasdaq Listing Qualifications Panel had been scheduled for March 23, 2006. The hearing was held on that date. On April 28, 2006, we received notification from The Nasdaq Stock Market granting our request for continued listing subject to our executing our plan to achieve more than $2,500,000 in shareholders' equity by May 31, 2006. On May 31, 2006 we announced that with the close of the Button Group plc acquisition on May 26, 2006 and the private placement of $4,315,000, which we announced on May 4, 2006, we had completed our plan and believed we had met the shareholders' equity requirement for continued listing. On June 9, 2006, we received notification that the Nasdaq Listings Qualifications Panel determined that we are in compliance with all Nasdaq Marketplace Rules and therefore approved the continued listing of our securities on the Nasdaq-CM.

         In addition, effective May 29, 2006, the continued listing of our ADSs became subject to a $1.00 minimum bid price. We cannot provide any assurance that our ADSs will meet the required $1.00 minimum bid price (or any other Nasdaq listing criteria) at any time in the future or that any appeal by us of a delisting determination would be successful. In order to increase our minimum bid price, on January 3, 2007 we announced the ratio of our ADS to ordinary shares had been changed to 1:50 from 1:1, effective January 3, 2007. On January 19, 2007, Nasdaq provided written notification to us that we had regained compliance with Marketplace Rules which requires a minimum bid price of $1.00 per ADS.

Our ADSs may become subject to penny stock regulation.

         In the event our ADSs are delisted from the Nasdaq-CM, our ADSs may become subject to the "penny stock" rules of the United States Securities and Exchange Commission, also known as the Commission. A "penny stock" is generally an equity security with a market price of less than $5.00 per share which is not quoted through (i) the Nasdaq system; (ii) a national securities exchange in the US; or (iii) a national securities exchange in the US that has been continuously registered since April 20, 1992 and that has maintained initial and continued listing standards that are substantially similar to or stricter than the listing standards that were in place at that exchange on January 8, 2004. Due to the risks involved in an investment in penny stocks, US securities laws and regulations impose certain requirements and limitations on broker/dealers who recommend penny stocks to persons other than their established customers and accredited investors, including making a special written suitability determination for the purchaser, providing purchasers with a disclosure schedule explaining the penny stock market and its risks and obtaining the purchaser's written agreement to the transaction prior to the sale. These requirements may limit the ability of broker/dealers to sell penny stocks. Also, because of these requirements and limitations, many broker/dealers may be unwilling to sell penny stocks at all. In the event we become subject to the Commission's rules relating to penny stock, the trading market for the ADSs may be materially adversely affected.

RISKS RELATING TO THE FINANCING ARRANGEMENTS WITH CORNELL CAPITAL PARTNERS, LP, CERTAIN WEALTH, LTD. AND TAIB BANK, B.S.C.

Cornell Capital Partners, LP could hold up to 53.9% of our ADSs which could allow Cornell Capital Partners, LP to control or influence shareholder votes.

         Pursuant to the financings consisting of (i) a $7,500,000 tranche of financing with a closing date of April 25, 2006 and (ii) an additional $1,500,000 tranche of financing with a closing date of August 3, 2006, Cornell Capital Partners could own up to 4.9% of our ADSs, at present approximately 316,175 of our issued and outstanding ADSs. Since Cornell Capital Partners, LP can waive such limit, it could own at least up to 7,551,579 ADSs issuable upon
(a) conversion of a $5,500,000 Amended and Restated Secured Convertible Note issued to Cornell Capital Partners, LP in connection with the (up to 5,635,246 ADSs are issuable to Cornell Capital Partners, LP upon conversion of the $5,500,000 Amended and Restated Secured Convertible Note (See "The Offering - Selling Shareholders" for calculations); (b) conversion of a $1,500,000 Secured Convertible Note issued to Cornell Capital Partners, LP (up to 1,536,885 ADSs are issuable to Cornell Capital Partners, LP upon conversion of the $1,500,000 Secured Convertible Note (See "The Offering - Selling Shareholders" for calculations); (c) conversion of a $200,000 Amended and Restated Secured Convertible Note originally issued to Certain Wealth Ltd. and subsequently assigned to Cornell Capital Partners, LP (up to 204,918 ADSs are issuable to Cornell Capital Partners, LP upon conversion of the $200,000 Secured Convertible Note; (d) conversion of a $50,000 Amended and Restated Secured Convertible Note originally originally issued to TAIB Bank B.S.C. and subsequently assigned to Cornell Capital Partners, LP (up to 51,230 ADSs are issuable to Cornell Capital Partners, LP upon conversion of the $50,000 Secured Convertible Note; (e) exercise of a 80,000 ADS Warrant, a 15,000 ADS Warrant and a 5,000 ADS Warrant issued to Cornell Capital Partners, LP; and (f) 23,300 fully paid and non assessable ADSs issued to Cornell Capital Partners, LP pursuant to the financing.

         Such 7,551,579 ADSs issuable to Cornell Capital Partners, LP in the aggregate would represent approximately 53.9% of our issued and outstanding ADSs on a post conversion/exercise basis. If all or most of these ADSs are issued to, and held by, Cornell Capital Partners, LP, it would be able to control or influence the disposition of any matter submitted to a vote of shareholders. This concentration of ownership may also have the effect of delaying or preventing a change of control of us. In addition, if Cornell Capital Partners, LP chooses to sell a substantial number of our ADSs in the public market at or about the same time, such sales could cause the market price of our ADSs to decline. In addition, the sale of these ADSs could impair our ability to raise capital through the sale of additional ADSs.

Cornell Capital Partners, LP's interests may conflict with the interest of our shareholders.

         Cornell Capital Partners, LP owns, controls and has interest in a wide array of companies, some of which may compete directly or indirectly with us. As a result, Cornell Capital Partners, LP's interests may not always be consistent with our interests or the interests of our shareholders. There are no specific agreements or arrangements in place between us and Cornell Capital Partners, LP to address potential or actual conflicts that may arise. To the extent that conflicts of interest may arise between us and Cornell Capital Partners, LP, those conflicts may be resolved in a manner adverse to us or to you or other holders of our securities.

Holders of our secured indebtedness will have a prior claim on our assets.

         As part of our financings we have issued (i) an Amended and Restated Secured Convertible Note to Cornell Capital Partners, LP in the aggregate principal amount of $5,500,000; (ii) an Amended and Restated Secured Convertible Note to Certain Wealth, Ltd, in the aggregate principal amount of $1,000,000;
(iii) an Amended and Restated Secured Convertible Note to TAIB Bank, B.S.C. in the aggregate amount of $1,000,000, all collectively known as the Amended and Restated Secured Convertible Notes; and (iv) a Secured Convertible Note to Cornell Capital Partners, LP in the aggregate principal amount of $1,500,000, also known as the $1,500,000 Secured Convertible Note. If an event of default occurs under any of the Amended and Restated Secured Convertible Notes or the $1,500,000 Secured Convertible Note the investors thereunder will have the right to exercise the remedies available to the secured investor under applicable law and the agreements governing such secured indebtedness. The effect of such security interest is to give the investors under such secured indebtedness a prior claim on our assets.

The Secured Convertible Notes provide for various events of default that would entitle the holders to require us to immediately repay the outstanding principal amounts, plus accrued and unpaid interest, in cash. If an event of default occurs, we may be unable to immediately repay the amounts owed, and any repayment may leave us with little or no working capital in our business.

         We will be considered in default of the $5,500,000 Amended and Restated Secured Convertible Note issued to Cornell Capital Partners, LP, the $1,000,00 Amended and Restated Secured Convertible Note originally issued to Certain Wealth, Ltd., the $1,000,000 Amended and Restated Secured Convertible Note originally issued to TAIB Bank, B.S.C., the $1,500,000 Secured Convertible Note issued to Cornell Capital Partners, LP (all such notes are collectively known as the Secured Convertible Notes), if certain events occur. If an event of default occurs, Cornell Capital Partners, LP, as the holder of the $5,500,000 Amended and Restated Secured Convertible Note and the $1,500,000 Secured Convertible Note, Certain Wealth, Ltd, as the holder of the $1,000,000 Amended and Restated Secured Convertible Note; and TAIB Bank, B.S.C., as the holder of the $1,000,000 Amended and Restated Secured Convertible Note can each elect to require us to pay all of the outstanding principal amount of each respective Secured Convertible Note, plus all other accrued and unpaid amounts under the respective Secured Convertible Note. Some of the events of default include matters over which we may have some, little or no control. If a default occurs and we cannot pay the amounts payable under the respective Secured Convertible Note in cash (including any interest on such amounts and any applicable late fees under the Secured Convertible Notes), each of Cornell Capital Partners, LP, Certain Wealth, Ltd, and TAIB Bank, B.S.C. may each protect and enforce its respective rights or remedies either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement or other provision contained in the respective Secured Convertible Notes, in the related securities purchase agreement or in any document or instrument delivered in connection with or pursuant to the Secured Convertible Notes issued Cornell Capital Partners, LP, Certain Wealth, Ltd, or TAIB Banks, B.S.C., or to enforce the payment of the respective outstanding Secured Convertible Note or any other legal or equitable right or remedy. This would have an adverse effect on our continuing operations.

Existing shareholders will experience significant dilution when Cornell Capital Partners, LP, Certain Wealth, Ltd. and TAIB Bank, B.S.C. convert, in the aggregate, their $9,000,000 in Secured Convertible Notes and when Cornell Capital Partners, LP exercises, in the aggregate, its Warrants worth 95,000ADS.

         The conversion of (i) the $5,500,000 Amended and Restated Secured Convertible Note issued to Cornell Capital Partners, LP into ADSs, (ii) the $1,000,000 Amended and Restated Secured Convertible Note originally issued to Certain Wealth, Ltd, into ADSs (iii) the $1,000,000 Amended and Restated Secured Convertible Note originally issued to TAIB Bank, B.S.C. into ADSs; (iv) the $1,500,000 Secured Convertible Note issued to Cornell Capital Partners, LP, into ADSs and the issuance of ADSs upon the exercise of the 80,000 ADS Warrant, the 15,000 ADS Warrant and the 5,000 ADS Warrant issued to Cornell Capital Partners, LP (the notes are collectively known as the Secured Convertible Notes), will have a dilutive impact on our shareholders since Cornell Capital Partners, LP, Certain Wealth, Ltd. and TAIB Bank, B.S.C. may ultimately convert the full amount of their respective Secured Convertible Notes and Cornell Capital Partners, LP may ultimately exercise the full amount of the 80,000 ADS Warrant, the 15,000 ADS Warrant and the 5,000 ADS Warrant and sell all of these ADSs into the public market. As a result, our net income or loss per share could decrease in future periods, and the market price of ADSs could decline. In addition, the lower our stock price is, the more ADSs we will have to issue pursuant to the discount conversion price of the Secured Convertible Notes. If our stock price is lower, then our existing shareholders will experience greater dilution.

         The following table sets forth the number and percentage of ADSs that would be issuable if (i) Cornell Capital Partners, LP converted the $5,500,000 Secured Convertible Note issued to Cornell Capital Partners, LP, (ii) Certain Wealth, Ltd. converted the $1,000,000 Amended and Restated Secured Convertible Note originally issued to Certain Wealth, Ltd., (iii) TAIB Bank, B.S.C. converted the $1,000,000 Amended and Restated Secured Convertible Note originally issued to TAIB Bank, B.S.C., (iv) Cornell Capital Partners, LP converted the $1,500,000 Secured Convertible Note issued to Cornell Capital Partners, (v) Cornell Capital Partners, LP exercised the 80,000 ADS Warrant, the 15,000 ADS Warrant and the 5,000 ADS Warrant issued to Cornell Capital Partners, LP, all based on the current conversion price as of March 27, 2007 of $1.14. For demonstration purposes in this risk factor, we are using estimated Discount Prices (as defined in the "Description of Securities - Convertible Note" section of this Registration Statement) of $1.00; $0.75; $0.50; and $0.25.

                       Assumed Futuremedia PLC Stock Price

                                   $1.22              $1.00               $0.75               $0.50               $0.25
                                   (Current Market    (Estimated          (Estimated          (Estimated          (Estimated
                                   Discount Price)    Discount Price)     Discount Price)     Discount Price)     Discount Price)
                                   ---------------    ---------------     -----------------   -----------------   ----------------
ADSs outstanding as of             6,452,549          6,452,549           6,452,549           6,452,549           6,452,549
 March 27, 2007
Plus pro forma ADSs issued upon:

Conversion of warrants (1)         100,000            100,000             100,000             100,000             100,000

                                   (represents 1.5%   (represents 1.5%    (represents 1.5%    (represents 1.5%    (represents 1.5%
                                   of our             of our              of our              of our              of our
                                   outstanding        outstanding         outstanding         outstanding         outstanding
                                   6,452,549 ADSs)    6,452,549 ADSs)     6,452,549 ADSs)     6,452,549 ADSs)     6,452,549 ADSs)
                                   (3)                (3)                 (3)                 (3)                 (3)

Conversion of $9,000,000 Secured   9,221,311          11,250,000          15,000,000          22,500,000          45,000,000
Convertible Notes (2)
                                   (represents        (represents 63.6%   (represents 69.9%   (represents 77.7%   (represents
                                   58.5% of our       of our              of our              of our              87.5% of our
                                   outstanding        outstanding         outstanding         outstanding         outstanding
                                   6,452,549 ADSs)    6,452,549 ADSs)     6,452,549 ADSs)     6,452,549 ADSs)     6,452,549 ADSs)
                                   (3)                (3)                 (3)                 (3)                 (3)

     Pro forma ADSs                15,773,860         17,802,549          21,552,549          29,052,549          51,552,549
     outstanding  after all
     financings
                                   ===============    ===============     =================   =================   ================

(1) Represents the aggregate number of ADS issuable if all Warrants are exercised at the corresponding exercise price. Outstanding Warrants include the 5,000 ADS Warrant issued to Cornell Capital Partners, LP in connection with the December 19, 2005 financing with Cornell Capital Partners, LP, the 80,000 ADS Warrant issued to Cornell Capital Partners, LP and the 15,000 ADS Warrant issued to Cornell Capital Partners, LP in connection with the $7,500,000 tranche of financing with a closing date of April 25, 2006 and
     (ii) the additional $1,500,000 tranche of financing with a closing date of August 3, 2006. These Warrants are not included in the pro forma share calculation for "Conversion of $2,500,000 Convertible Note" and the calculation for "Conversion of $9,000,000 Secured Convertible Notes".

(2) Represents the aggregate number of ADSs issuable if the entire principal amount of the $5,500,000 Amended and Restated Secured Convertible Note issued to Cornell Capital Partners, LP, along with the entire principal amount of the $1,000,000 Amended and Restated Secured Convertible Note originally issued to Certain Wealth, Ltd, and the entire principle amount of the $1,000,000 Amended and Restated Secured Convertible Note originally issued to TAIB Bank, B.S.C., and the entire principle amount of the $1,500,000 Secured Convertible Note all in connection with the $7,500,000 tranche of financing with a closing date of April 25, 2006 and (ii) the additional $1,500,000 tranche of financing with a closing date of August 3, 2006 were converted at the corresponding conversion price. For the Discount Price of each of the $5,500,000 Amended and Restated Secured Convertible
     Note issued to Cornell Capital Partners, LP, the $1,000,000 Amended and Restated Secured Convertible Note originally issued to Certain Wealth, Ltd., the $1,000,000 Amended and Restated Secured Convertible Note originally issued to TAIB Bank, B.S.C., and the $1,500,000 Secured Convertible Note issued to Cornell Capital Partners, LP each converts into ADSs at 80% of the average of the three (3) lowest volume weighted average prices of the ADSs, as quoted by Bloomberg, LP during the thirty (30) trading days immediately preceding the conversion date.

(3) Represents the percentage of the total outstanding ADSs that are issuable upon conversion of the notes or exercise of the warrants, without regard to any contractual or other restrictions on the number of securities Cornell Capital Partners, LP, Certain Wealth, Ltd. and or TAIB Banks, B.S.C. may own at any point in time. Based on 6,452,549 ADSs issued and outstanding on March 27, 2007.

RISKS RELATING TO OPERATIONS IN THE UNITED KINGDOM

Our international sales could be adversely affected by changes in domestic and foreign trade regulations.

         While we sell non-UK-produced products, we generally purchase them from associates of foreign suppliers. Our ability to remain competitive with respect to the pricing of the imported components could be adversely affected by increases in tariffs or duties, currency fluctuations, changes in trade treaties, strikes in air or sea transportation, and possible future European legislation with respect to pricing and import quotas on products from non-EU countries. Our ability to be competitive in or with the sales of imported components also could be affected by other governmental actions related to, among other things, anti-dumping legislation and international currency fluctuations.

Fluctuations in the exchange rates of European currencies and the other foreign currencies in which we conduct business, in relation to the U.S. dollar, have harmed and could continue to harm our business and prospects.

         A majority of our revenues to date have been received in pounds sterling and we maintain our financial statements in pounds sterling. However, revenues and proceeds of funding activities are sometimes received in US dollars, euros and other European currencies, which are translated into pounds sterling as our functional currency. Fluctuations in the value of the pound sterling against the US dollar, euro and other European currencies have caused, and are likely to cause, amounts translated into pounds sterling to fluctuate in comparison with previous periods. We currently do not engage in any hedging transactions that might have the effect of minimizing the consequences of currency exchange fluctuations. Fluctuations in exchange rates may adversely affect the reported results of our operations.

English courts may not enforce judgments rendered outside England.

         We are incorporated under English law. The rights of holders of the ADSs are largely governed by English law, including the Companies Act 1985, and by our Memorandum and Articles of Association. These rights differ in certain respects from the rights of shareholders in typical US corporations. Although certain provisions of English law resemble various provisions of the corporation laws of the United States and other European countries, principles of law relating to such matters as the fiduciary duties of management and the rights of our shareholders may differ from those that would apply if we were incorporated in another country. Also, English employment law imposes substantial severance obligations on companies. Additionally, all of our assets are located in the United Kingdom. Most of our executive officers and directors, and certain of the experts named herein are not residents of the United States, and all or substantial portions of the assets of such persons are located outside the United States. As a result, it may not be possible to effect service of process within the United States upon such persons or to enforce against such persons or us any judgments of United States courts predicated upon the civil liability provisions of the securities or other laws of the United States.

                           FORWARD-LOOKING STATEMENTS

         The statements incorporated by reference or contained in this prospectus discuss our future expectations, contain projections of our results of operations or financial condition, and include other forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended. Our actual results may differ materially from those expressed in forward-looking statements made or incorporated by reference in this prospectus. Forward-looking statements that express our beliefs, plans, objectives, assumptions or future events or performance may involve estimates, assumptions, risks and uncertainties. Therefore, our actual results and performance may differ materially from those expressed in the forward-looking statements. Forward-looking statements often, although not always, include words or phrases such as the following: "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "intends," "plans," "projection" and "outlook."

         You should not unduly rely on forward-looking statements contained or incorporated by reference in this prospectus. Various factors discussed in this prospectus, including, but not limited to, all the risks discussed in "Risk Factors," and in our other SEC filings may cause actual results or outcomes to differ materially from those expressed in forward-looking statements. You should read and interpret any forward-looking statements together with these documents.

         Any forward-looking statement speaks only as of the date on which that statement is made. We will not update any forward-looking statement to reflect events or circumstances that occur after the date on which such statement is made.

                                 CAPITALIZATION

         The following table describes our unaudited capitalization as of December 31, 2006 on an actual basis.

         This table should be read together with our consolidated financial statements and the notes to those financial statements that are incorporated by reference and which have referenced on page 54.

                                                                  As of
                                                              December 31,     Adjusted as at
                                                                  2006          January 31,
                                                                 Actual             2007
                                                             --------------   ---------------
                                                             (in thousands)   (in thousands)*
Cash and cash equivalents                                              1246               701
Long term debt less current portion                                 (11,659)          (11,143)
Shareholders' equity:
  Ordinary shares                                                      5105             6,357
  Additional paid-in capital                                          62768            63,052
  Deferred compensation                                                 Nil               Nil
  Accumulated other comprehensive loss                                 (216)             (226)
  Receivable from stock subscription                                    (35)              (35)
  Accumulated deficit                                               (64,018)          (64,713)
    Total shareholders' equity                                        3,604             4,435
      Total capitalization                                           13,367            14,427
      As at December 31, 2006: 234,508,804 ADS's at $0.057
      As at January 31, 2007: 5,841,045 ADS's at $2.470

* These figures as of January 31, 2007 are indicative only but reflect material changes since December 31, 2006.

We have not included an "As Adjusted" column because we will receive no proceeds from the sale of ADSs by selling shareholder.

                                 USE OF PROCEEDS

         We will not receive any proceeds from sale of ADSs by the selling shareholders. However, the ADSs covered by this prospectus that are registered for resale by the selling shareholders are issuable upon conversion of the Amended and Restated Secured Convertible Notes, as defined below, and were issued to certain of the selling shareholders without further consideration.

         In connection with a $7,500,000 financing with Cornell Capital Partners, LP, Certain Wealth Ltd. and TAIB Bank, B.S.C., which signed on April 19, 2006 and closed on April 25, 2006, also known as the $7,500,000 Financing, we issued a $5,500,000 Secured Convertible Note to Cornell Capital Partners, LP, a $1,000,000 Secured Convertible Note to Certain Wealth, Ltd. and a $1,000,000 Secured Convertible Note to TAIB Bank, B.S.C. in exchange for total proceeds of $7,500,000. These three notes were subsequently amended on August 3, 2006 in connection with an Additional $1,500,000 Financing, as defined below, and are collectively known as the Amended and Restated Secured Convertible Notes. We may also receive additional cash consideration in the aggregate of up to $475,000 consisting of (i) up to $380,000 in connection with the exercise of the Warrant for 80,000 ADSs (i.e. 80,000 ADSs x the exercise price of $4.75 per share = $380,000); (ii) up to $71,250 in connection with the exercise of the Warrant for 15,000 ADSs (i.e. 15,000 ADSs x $4.75 = $71,250) and (iii) up to $23,750 in
connection with the exercise of the Warrant for 5,000 ADSs (i.e. 5,000 ADSs x $4.75 = $23,750). Each of the Warrants are exercisable any time after April 19, 2006.

         The proceeds from the $7,500,000 Financing were used to finance the cash portion of the purchase price for our acquisition of EBC.

         As an extension to the $7,500,000 Financing, on August 3, 2006 we signed and closed on an additional $1,500,000 financing, also known as the Additional $1,500,000 Financing, pursuant to which we issued a $1,500,000 Secured Convertible Note to Cornell Capital Partners, LP, also known as the $1,500,000 Secured Convertible Note.

         The total financing with Cornell Capital Partners, LP, Certain Wealth, Ltd, and TAIB Bank (including both the $7,500,000 Financing and the Additional $1,500,000 Financing) was for $9,000,000, also known as the $9,000,000
Financing. As part of the Additional $1,5000,000 Financing, we amended certain of the terms and conditions relating to the $7,500,000 Financing, as a result of which pursuant to the $9,000,000 Financing our ADSs will be issuable (or have been issued) (i) upon conversion of an aggregate of $9,000,000 of secured convertible notes issued to Cornell Capital Partners, LP, Certain Wealth, Ltd. and TAIB Bank, B.S.C. (all such secured convertible notes amounting to 9,221,311 ADSs in the aggregate); and (ii) upon exercise of the 80,000 ADS Warrant, the 15,000 ADS Warrant and the 5,000 ADS Warrant held by Cornell Capital Partners, LP. Total proceeds to us from the issuance of the $1,500,000 Secured Convertible Note, in connection with the Additional $1,500,000 Financing, was $1,500,000. The proceeds from the Additional $1,500,000 Financing were used for payments on the remaining debt to M.A.G. Capital, LLC , also known as MAG (See Registration Statement on Form F-3, File No. 333-128173), as well as provide working capital for growth in our new businesses.

                                  THE OFFERING

         This prospectus relates to the offer and sale by our selling shareholders during the period in which the Registration Statement containing this prospectus is effective up to 9,221,311 ADSs consisting of:

         o up to approximately 5,635,246 ADSs, issuable upon conversion of a $5,500,000 Amended and Restated Secured Convertible Note issued to Cornell Capital Partners, LP (This Secured Convertible Note (a form of which was previously filed as Exhibit 4 to our Form 6-K, filed on August 7, 2006, File No. 000-21978) is convertible into ADSs at a conversion price equal to the lesser of (a) $15.00 (also known as the Fixed Price) or (b) an amount equal to eighty percent (80%) of the average of the three (3) lowest volume weighted average prices of the ADSs, as quoted by Bloomberg, LP, during the thirty
                  (30) trading days immediately preceding the conversion date (also known as the Discount Price) which may be adjusted pursuant to other terms of such Amended and Restated Secured Convertible Note. Thus 5,635,246 ADSs (i.e. The total amount of ADSs for which the Secured Convertible Note is to be converted at a conversion price of $0.976 per share, whereby $5,500,000 / $0.976 = 5,635,246 ADSs) 5,635,246 ADSs would be issuable upon conversion of the Amended and Restated Secured Convertible Note based upon 80% of the average of the three
                  (3) lowest volume weighted average prices of the ADS of $1.14 as of March 27, 2007;

         o up to approximately 1,024,590 ADSs, issuable upon conversion of a $1,000,000 Amended and Restated Secured Convertible Note originally issued to Certain Wealth, Ltd. (This Amended and Restated Secured Convertible Note (a form of which was previously filed as Exhibit 5 to our Form 6-K, filed on August 7, 2006, File No. 000-21978) is convertible into ADSs at a conversion price equal to the lesser of (a) $15.00 (also known as the Fixed Price) or (b) an amount equal to eighty percent (80%) of the average of the three (3) lowest volume weighted average prices of the ADSs, as quoted by Bloomberg, LP, during the thirty (30) trading days immediately preceding the conversion date (also known as the Discount Price) which may be adjusted pursuant to other terms of such Amended and Restated Secured Convertible Note. Thus 1,024,590 ADSs (i.e. The total amount of ADSs for which the Secured Convertible
                  Note is to be converted at a conversion price of $0.976 per share, whereby $1,000,000 / $0.976 = 1,024,590 ADSs) 1,024,590
                  ADSs would be issuable upon conversion of the Amended and Restated Secured Convertible Note based upon 80% of the average of the three (3) lowest volume weighted average prices of the ADS of $1.14 as of March 27, 2007.);

         o up to approximately 1,024,590 ADSs, issuable upon conversion of a $1,000,000 Amended and Restated Secured Convertible Note originally issued to TAIB Bank, B.S.C. (This Amended and Restated Secured Convertible Note (a form of which was previously filed as Exhibit 6 to our Form 6-K, filed on August 7, 2006, File No. 000-21978) is convertible into ADSs at a conversion price equal to the lesser of (a) $15.00 (also known as the Fixed Price) or (b) an amount equal to eighty percent (80%) of the average of the three (3) lowest volume weighted average prices of the ADSs, as quoted by Bloomberg, LP, during the thirty (30) trading days immediately preceding the conversion date (also known as the Discount Price) which may be adjusted pursuant to other terms of such Amended and Restated Secured Convertible Note. Thus 1,024,590 ADSs (i.e. The total amount of ADSs for which the Secured Convertible
                  Note is to be converted at a conversion price of $0.976 per share, whereby $1,000,000 / $0.976 = 1,024,590 ADSs) 1,024,590
                  ADSs would be issuable upon conversion of the Amended and Restated Secured Convertible Note based upon 80% of the average of the three (3) lowest volume weighted average prices of the ADS of $1.14 as of March 27, 2007.);

         o up to approximately 1,536,885 ADSs, issuable upon conversion of a $1,500,000 Secured Convertible Note issued to Cornell Capital Partners, LP (This Secured Convertible Note (a form of which was previously filed as Exhibit 7 to our Form 6-K, filed on August 7, 2006, File No. 000-21978) is convertible into ADSs at a conversion price equal to the lesser of (a) $15.00 (also known as the Fixed Price) or (b) an amount equal to eighty percent (80%) of the average of the three (3) lowest volume weighted average prices of the ADSs, as quoted by Bloomberg, LP, during the thirty (30) trading days immediately preceding the conversion date (also known as the Discount Price) which may be adjusted pursuant to other terms of such Secured Convertible Note. Thus 1,536,885 ADSs (i.e. The total amount of ADSs for which the Secured Convertible Note is to be converted at a conversion price of $0.976 per share, whereby $1,500,000 / $0.976 = 1,536,885 ADSs) 1,536,885 ADSs would be issuable upon conversion of the Amended and Restated Secured Convertible Note based upon 80% of the average of the three
                  (3) lowest volume weighted average prices of the ADS of $1.14 as of March 27, 2007.);

         The ADSs offered under this prospectus may be sold by the selling shareholders on the public market, in negotiated transactions with a broker-dealer or market maker as principal or agent, or in privately negotiated transactions not involving a broker or dealer. Information regarding the selling shareholders, the ADSs they are offering to sell under this prospectus and the times and manner in which they may offer and sell those shares is provided in the sections of this prospectus captioned "Selling Shareholders" "Plan of Distribution" and "Description of Securities".

         We will receive no proceeds from the sale of ADSs by the selling shareholders. The registration of ADSs pursuant to this prospectus does not necessarily mean that any of those ADSs will ultimately be offered for sale by the selling shareholders.

THE NUMBER OF SHARES ISSUABLE UPON CONVERSION OF THE SECURED CONVERTIBLE NOTES AND EXERCISE OF THE WARRANTS AT VARIOUS TRADING PRICES

The following table sets forth the number and percentage of ADSs that would be issuable if (i) Cornell Capital Partners, LP converted the $5,500,000 Amended and Restated Secured Convertible Note issued to Cornell Capital Partners, LP in connection with the $9,000,000 financing consisting of (x) a $7,500,000 tranche of financing with a closing date of April 25, 2006 and (y) the extension to this $7,500,000 financing with an additional $1,500,000 tranche of financing with a closing date of August 3, 2006 (the total financing with Cornell Capital Partners, LP, Certain Wealth, Ltd., and TAIB Bank, B.S.C., was for $9,000,000), also known as the $9,000,000 Financing; (ii) Certain Wealth, Ltd. converted the $1,000,000 Amended and Restated Secured Convertible Note originally issued to Certain Wealth, Ltd. in connection with the $9,000,000 Financing; (iii) TAIB Bank, B.S.C., converted the $1,000,000 Amended and Restated Secured Convertible Note originally issued to TAIB Bank B.S.C. in connection with the $9,000,000 Financing; (iv) Cornell Capital Partners, LP converted the $1,500,000 Secured Convertible Note issued to Cornell Capital Partners, LP in connection with the $9,000,000 Financing, and (v) Cornell Capital Partners, LP exercised the 80,000 ADS Warrant, the 15,000 ADS Warrant and the 5,000 ADS Warrant issued to Cornell Capital Partners, LP, all based on the current conversion price as of March 27, 2007 of $1.14. For demonstration purposes, we are using the $1.14 Current Market Discount Price and estimated Discount Prices (as defined in the "Description of Securities - Convertible Note" section of this Registration Statement) of $1.00; $0.75; $0.50; and $0.25.

                       Assumed Futuremedia PLC Stock Price

                                   $1.22              $1.00               $0.75               $0.50               $0.25
                                   (Current Market    (Estimated          (Estimated          (Estimated          (Estimated
                                   Discount Price)    Discount Price)     Discount Price)     Discount Price)     Discount Price)
                                   ---------------    ---------------     -----------------   -----------------   ----------------
ADSs outstanding as of             6,452,549          6,452,549           6,452,549           6,452,549           6,452,549
 March 27, 2007
Plus pro forma ADSs issued upon:

Conversion of warrants (1)         100,000            100,000             100,000             100,000             100,000

                                   (represents 1.5%   (represents 1.5%    (represents 1.5%    (represents 1.5%    (represents 1.5%
                                   of our             of our              of our              of our              of our
                                   outstanding        outstanding         outstanding         outstanding         outstanding
                                   6,452,549 ADSs)    6,452,549 ADSs)     6,452,549 ADSs)     6,452,549 ADSs)     6,452,549 ADSs)
                                   (3)                (3)                 (3)                 (3)                 (3)

Conversion of $9,000,000 Secured   9,221,311          11,250,000          15,000,000          22,500,000          45,000,000
Convertible Notes (2)
                                   (represents        (represents 63.6%   (represents 69.9%   (represents 77.7%   (represents
                                   58.5% of our       of our              of our              of our              87.5% of our
                                   outstanding        outstanding         outstanding         outstanding         outstanding
                                   6,452,549 ADSs)    6,452,549 ADSs)     6,452,549 ADSs)     6,452,549 ADSs)     6,452,549 ADSs)
                                   (3)                (3)                 (3)                 (3)                 (3)

     Pro forma ADSs                15,773,860         17,802,549          21,552,549          29,052,549          51,552,549
     outstanding  after all
     financings
                                   ===============    ===============     =================   =================   ================

(1) Represents the aggregate number of ADS issuable if all Warrants are exercised at the corresponding exercise price. Outstanding Warrants include the 5,000 ADS Warrant issued to Cornell Capital Partners, LP in connection with the December 19, 2005 financing with Cornell Capital Partners, LP, the 80,000 ADS Warrant issued to Cornell Capital Partners, LP and the 15,000 ADS Warrant issued to Cornell Capital Partners, LP in connection with the $7,500,000 tranche of financing with a closing date of April 25, 2006 and
     (ii) the additional $1,500,000 tranche of financing with a closing date of August 3, 2006. These Warrants are not included in the pro forma share calculation for "Conversion of $2,500,000 Convertible Note" and the calculation for "Conversion of $9,000,000 Secured Convertible Notes".

(2) Represents the aggregate number of ADSs issuable if the entire principal amount of the $5,500,000 Amended and Restated Secured Convertible Note issued to Cornell Capital Partners, LP, along with the entire principal amount of the $1,000,000 Amended and Restated Secured Convertible Note originally issued to Certain Wealth, Ltd, and the entire principle amount of the $1,000,000 Amended and Restated Secured Convertible Note originally issued to TAIB Bank, B.S.C., and the entire principle amount of the $1,500,000 Secured Convertible Note all in connection with the $7,500,000 tranche of financing with a closing date of April 25, 2006 and (ii) the additional $1,500,000 tranche of financing with a closing date of August 3, 2006 were converted at the corresponding conversion price. For the Discount Price of each of the $5,500,000 Amended and Restated Secured Convertible
     Note issued to Cornell Capital Partners, LP, the $1,000,000 Amended and Restated Secured Convertible Note originally issued to Certain Wealth, Ltd., the $1,000,000 Amended and Restated Secured Convertible Note originally issued to TAIB Bank, B.S.C., and the $1,500,000 Secured Convertible Note issued to Cornell Capital Partners, LP each converts into ADSs at 80% of the average of the three (3) lowest volume weighted average prices of the ADSs, as quoted by Bloomberg, LP during the thirty (30) trading days immediately preceding the conversion date.

(3) Represents the percentage of the total outstanding ADSs that are issuable upon conversion of the notes or exercise of the warrants, without regard to any contractual or other restrictions on the number of securities Cornell Capital Partners, LP, Certain Wealth, Ltd. and or TAIB Banks, B.S.C. may own at any point in time. Based on 6,452,549 ADSs issued and outstanding on March 27, 2007.

THE $9,000,000 PRIVATE PLACEMENT

         On April 19, 2006, we entered into an agreement to provide us $7,500,000 in financing, also known as the $7,500,000 Financing, through the sale of Secured Convertible Notes. The financing was completed in a private placement with Cornell Capital Partners, LP, also known as Cornell, Certain Wealth, Ltd., also known as Certain Wealth, and TAIB Bank, B.S.C., also known as TAIB. We received the $7,500,000 on April 25, 2006, the date on which the $7,500,000 financing closed. No funds are held in escrow.

         As an extension to the $7,500,000 Financing, on August 3, 2006 we signed and closed on an additional $1,500,000 financing, also known as the Additional $1,500,000, pursuant to which we issued a $1,500,000 Secured Convertible Note to Cornell Capital Partners, LP and 3,300 ADSs were issued to Cornell Capital Partners, LP without further consideration. The total financing with Cornell Capital Partners, LP, Certain Wealth, Ltd, and TAIB Bank, B.S.C. (including both the $7,500,000 Financing and the Additional $1,500,000 Financing) was for $9,000,000, also known as the $9,000,000 Financing. We received the additional $1,500,000 on August 3, 2006, the date on which the Additional $1,500,000 Financing closed. No funds are held in escrow.

         As part of the Additional $1,5000,000 Financing, we amended certain of the terms and conditions relating to the $7,500,000 Financing, as a result of which pursuant to the $9,000,000 Financing up to 9,321,311 of our ADSs will be issuable (or have been issued) (i) upon conversion of an aggregate of $9,000,000 of secured convertible notes issued to Cornell, Certain Wealth, and TAIB Bank (all such secured convertible notes amounting to 90,000,000 ADSs in the aggregate) and (ii) upon exercise of the 80,000 ADS Warrant, the 15,000 ADS Warrant and the 5,000 ADS Warrant held by Cornell Capital.

         The Amended and Restated $5,500,000 Secured Convertible Note issued to Cornell Capital Partners, LP, the Amended and Restated $1,000,000 Secured Convertible Note originally issued to Certain Wealth, Ltd and the Amended and Restated $1,000,000 Secured Convertible Note originally issued to TAIB Bank, B.S.C., also known as the Amended and Restated Secured Convertible Notes, are each dated August 3, 2006, and are convertible at any time after April 19, 2006 into our ADSs determined by dividing the outstanding amount of each of the Amended and Restated Secured Convertible Notes to be converted by the conversion price at the time of the conversion. The conversion rate shall be equal to the lesser of (a) $15.00 or (b) an amount equal to eighty percent (80%) of the average of the three (3) lowest volume weighted average prices of our ADSs, as quoted by Bloomberg, LP, during the thirty (30) trading days immediately preceding the conversion date which may be adjusted pursuant to other terms of each of the Amended and Restated Secured Convertible Notes.

         Each of the Amended and Restated Secured Convertible Notes also bears interest at an annual rate equal to ten percent (10%) for the period of one (1) year following April 19, 2006. Commencing on April 19, 2007, interest shall accrue on the outstanding principal balance at an annual rate equal to eight percent (8%). Commencing on April 19, 2008, interest shall accrue on the outstanding principal balance at an annual rate equal to seven percent (7%). Each of the Amended and Restated Secured Convertible Notes matures on April 19, 2009 and is secured by certain of our assets.

         The $1,500,000 Secured Convertible Note issued to Cornell Capital Partners, LP, in connection with the Additional $1,500,000 Financing, also known as the $1,500,000 Secured Convertible Note, is dated August 3, 2006, and is convertible at any time after August 3, 2006 into our ADSs determined by dividing the outstanding amount of the $1,500,000 Secured Convertible Note to be converted by the conversion price at the time of the conversion. The conversion rate shall be equal to the lesser of (a) $15.00 or (b) an amount equal to eighty percent (80%) of the average of the three (3) lowest volume weighted average prices of the Company's ADSs, as quoted by Bloomberg, LP, during the thirty (30) trading days immediately preceding the conversion date which may be adjusted pursuant to other terms of the $1,500,000 Secured Convertible Note.

         The $1,500,000 Secured Convertible Note also bears interest at an annual rate equal to ten percent (10%) for the period of one (1) year following August 3, 2006. Commencing on August 3, 2007, interest shall accrue on the outstanding principal balance at an annual rate equal to eight percent (8%). Commencing on August 3, 2008, interest shall accrue on the outstanding principal balance at an annual rate equal to seven percent (7%). The $1,500,000 Secured Convertible Note matures on August 3, 2009 and is secured by certain of our assets.

         We were initially obligated to file this Registration Statement with the Securities and Exchange Commission no later than December 9, 2006, which date has been extended. If we are unable to have this Registration Statement declared effective within ninety (90) days following the date of its filing with the Securities and Exchange Commission or sales cannot be made pursuant to this Registration Statement (whether because of our failure to keep this Registration Statement effective, our failure to disclose such information as is necessary for sales to be made pursuant to this Registration Statement, our failure to register sufficient ADSs, or otherwise) then as partial relief for the damages to any holder of registrable securities by reason of any such delay in or reduction of its ability to sell the underlying ADSs (which remedy shall not be exclusive of any other remedies at law or equity), we shall pay liquidated damages to the holder equal to two percent (2%) of the liquidated value of the Amended and Restated Secured Convertible Notes and the $1,500,000 Secured Convertible Note outstanding as liquidated damages for each thirty (30) day period (or pro rata part thereof) after the scheduled deadline for having this Registration Statement declared effective.

         As part of the $9,000,000 Financing, the Company also issued a warrant to Cornell covering an aggregate of 80,000 ADSs, with an exercise price of $4.75 per share, which becomes exercisable any time after April 19, 2006, but not after April 19, 2011, also known as the 80,000 ADS Warrant, and a warrant covering an aggregate of 15,000 ADSs, with an exercise price of $4.75 per share, which becomes exercisable any time after April 19, 2006, but not after April 19, 2011, also known as the 750,000 ADS Warrant. The 80,000 ADS Warrant, 15,000 ADS Warrant and an additional warrant covering an aggregate of 5,000 ADSs, with an exercise price of $4.75 per share issued to Cornell are collectively referred to in this prospectus as the Warrants.

         The agreement with Cornell, Certain Wealth and TAIB also provided for Cornell to receive an additional 14,550 fully paid and nonassessable ADSs without further consideration. We also paid Yorkville Advisors Management, LLC, the investment manager for Cornell, commitment fees totaling $687,500, and a structuring fee equal to $25,000.

INFORMATION ON OUTSTANDING SHARES

         The authorized capital stock of the Company consists of 50,000,000 ADSs, par value 1 1/9 pence, and 2,000,000 shares of Preferred Stock, par value 2 pence. There are no shares of Preferred Stock issued and outstanding.

         As of April 30, 2005 (as reported on our Form 20-F, filed on August 4, 2005, File No. 000-21978), we had 91,769,476 ADSs issued and outstanding. As of April 30, 2006 (the date of the most recent balance sheet included in financial statements and as previously filed as Exhibit 1 to our Form 6-K, filed on May 31, 2006, File No. 000-21978), we had 159,182,359 ADSs issued and outstanding. ADS issuances since April 30, 2006 are as follows:

                  o In accordance with the Convertible Debentures issued to M.A.G. on July 21, 2005, we made our monthly principal payments for October 2005 and November 2005 of $333,000 each by issuing ADSs in place of cash payments. We issued 700,680 ADSs in October 2005 and 856,986 ADSs in November, 2005 respectively. Because we did not meet the average daily dollar trading volume requirements for November 2005, as an inducement for M.A.G. to waive the volume limitation, the ADSs issued for the November 2005 payment were issued at a 15% discount rather than the 12% discount that would otherwise apply. During the period from December 1, 2005 to October 2, 2006, we issued a further 16,141,390 ADSs in place of cash payments. The M.A.G. convertible loans were fully repaid and converted with effect from 2 October 2006.

                  o From April 2006 though May 2006, we issued 21,358,700 ADSs, in the aggregate, in connection with a private placement to finance the acquisition of Button Group plc.

                  o In May 2006, we issued 773,575 ADSs in connection with fees associated with the acquisition of Button Group plc.

                  o In May 2006, we issued 24,460,435 ADSs in connection with the completion of the acquisition of Button Group plc.

                  o In June 2006, we issued 1,288,404 ADSs in connection with fees associated with the acquisition of Button Group plc.

                  o In September 2006, we issued 444,809 ADSs in connection with a severance agreement.

                  o In September 2006, we issued 2,257,319 ADSs in connection with a consultancy agreement relating to the EBC acquisition.

                  o In October 2006, we issued 905,503 ADSs in connection with fees associated with the acquisition of Button Group plc.

                  o Between October 2006 and March 2007 we issued 1,850,000 ADSs in connection with an equity private placement made by a corporate investor which comprised an initial payment of $3 million in exchange for 20 million ADSs at a price of $0.15 per share, and warrants giving the investor the right to purchase a further 80 million ADSs at $0.025 per share for an additional $2 million.

                  o In November 2006 we issued 16,000,000 ADSs in connection with a private placement.

                  o In January 2007 we issued 1,670,250 ADSs in connection with a severance agreement and consultancy agreement.

                  o In February 2007 we issued 2,075,200 ADSs in connection with a private placement.

         On January 3, 2007 we announced the ratio of our ADS to ordinary shares had been changed to 1:50 from 1:1, effective January 3, 2007. Accordingly, information provided herein is presented on an adjusted basis, except with respect to information provided on an historical basis.

         As of March 27, 2007, we had an aggregate of 6,452,549 ADSs issued and outstanding.

         After closing of the $9,000,000 financing consisting of (i) a $7,500,000 tranche of financing with a closing date of April 25, 2006 and (ii) the extension to this $7,500,000 financing with an additional $1,500,000 tranche of financing with a closing date of August 3, 2006 (the total financing with Cornell Capital Partners, LP, Certain Wealth, Ltd., and TAIB Bank, B.S.C., was for $9,000,000), up to 9,221,311 ADSs may currently be offered by Cornell, Certain Wealth and or TAIB because up to 9,221,311 ADSs in the aggregate are issuable upon conversion of all four of the secured convertible notes (e.g. $5,500,000 Amended and Restated Secured Convertible Note issued to Cornell; $1,000,000 Amended and Restated Secured Convertible Note originally issued to Certain Wealth; $1,000,000 Amended and Restated Secured Convertible Note originally issued to TAIB, also collectively known as the Amended and Restated Secured Convertible Notes; and the $1,500,000 Secured Convertible Note issued to Cornell, also known as the $1,500,000 Secured Convertible Note.) In accordance with Section 2(a) of the Amended and Restated Investor Registration Rights Agreement dated August 3, 2006 by and between us and the selling shareholders (previously filed as Exhibit 3 to our Form 6-K, filed on August 3, 2006, File No. 000-21978) and as set forth in the "Description of Securities" section of this Registration Statement. We are registering a maximum of 9,221,311 ADSs to be issued upon conversion of the Amended and Restated Secured Convertible Notes and the $1,500,000 Secured Convertible Note. Pursuant to each of the Amended and Restated Secured Convertible Notes and the $1,500,000 Secured Convertible Note issued to the selling shareholders on August 3, 2006 (previously filed as Exhibit 4, Exhibit 5, Exhibit 6 and Exhibit 7, respectively to our Form 6-K, filed on August 7, 2006, File No. 000-21978), each of the Amended and Restated Secured Convertible Notes and the $1,500,000 Secured Convertible Note is convertible into ADSs at a conversion price equal to the lesser of (a) $15.00 (also known as the Fixed Price) or (b) an amount equal to eighty percent (80%) of the average of the three (3) lowest volume weighted average prices of the ADSs, as quoted by Bloomberg, LP, during the thirty (30) trading days immediately preceding the conversion date (also known as the Discount Price) which may be adjusted pursuant to other terms of such Notes. Thus 9,221,311 ADSs (i.e. the total amount of ADSs for which each of the Amended and Restated Secured Convertible Notes and the $1,500,000 Secured Convertible Note are to be converted at a conversion price of $0.976 per share, whereby $9,000,000 / $0.976 = 9,221,311) a maximum of 9,221,311 ADSs would be issuable in the aggregate, upon conversion of the Amended and Restated Secured Convertible Note and the $1,500,000 Secured Convertible Note.

         However, as of the date of this filing, neither the Amended and Restated Secured Convertible Notes nor the $1,500,000 Secured Convertible Note have been converted. For the Amended and Restated Secured Convertible Notes and the $1,500,000 Secured Convertible Note, our ADSs will only be issued at such time in the future as either there are conversions under each of the Amended and Restated Secured Convertible Notes and/or the $1,500,000 Secured Convertible Note.

         Even if all 9,221,311ADSs registered under this Registration Statement are sold by Cornell, Certain Wealth and TAIB, Cornell would still beneficially own up to 123,300 of our ADSs. Cornell would still beneficially own up to 18,346,520 ADSs because, (a) an aggregate of up to 100,000 ADSs are issuable to Cornell upon exercise of the 80,000 ADS Warrant, the 15,000 ADS Warrant and the 5,000 ADS Warrant issued to Cornell; and (b) an aggregate of 23,500 ADSs were issued to Cornell without further consideration.

SELLING SHAREHOLDERS

         The following table provides certain information about the selling shareholders' beneficial ownership of our ADSs as of March 27, 2006 and as adjusted to give effect to the sale of all of the ADSs being offered by this prospectus.

         The number of shares that Cornell, Certain Wealth and TAIB will own at any time are subject to limitation in the governing agreements for the Amended and Restated Secured Convertible Notes, the $1,500,000 Secured Convertible Note and Warrants respectively. For the Amended and Restated Secured Convertible Notes and the $1,500,000 Secured Convertible Note, the agreements prohibit any conversion of the Amended and Restated Secured Convertible Notes or the $1,500,000 Secured Convertible Note that would result in Cornell, Certain Wealth or TAIB owning beneficially more than 4.9% of our then outstanding ADSs as determined under Rule 13d-3 of the Securities Exchange Act of 1934, as amended. For the Warrants, the agreements prohibit any exercise of the Warrants that would result in Cornell, Certain Wealth or TAIB owning beneficially more than 4.99% of our then outstanding ADSs following such exercise as determined under Rule 13d-3 of the Securities Exchange Act of 1934, as amended, except within sixty (60) days each of the Warrants' expiration of April 19, 2011.

         The following table identifies the selling shareholders and indicates
(i) the nature of any position, office or other material relationship that each selling shareholder has had with us during the past three years (or any of our predecessors or affiliates) and (ii) the number of shares and percentage of our outstanding ADSs owned by the selling shareholders prior to the offering, the number of shares to be offered for the selling shareholders' account and the number of shares and percentage of outstanding shares to be owned by the selling shareholders after completion of the offering.

            The approximate percentage interest of each selling shareholder is based on the beneficial ownership of such selling shareholder divided by the sum of the current outstanding ADSs plus the shares issued to the selling shareholders without further consideration plus additional shares, if any, which would be issued to such selling shareholder (but not any other selling shareholder) when converting the Amended and Restated Secured Convertible Notes and the $1,500,000 Secured Convertible Note using a conversion price of $0.976. Applicable percentage of ownership is based on 6,452,549 ADSs outstanding as of March 27, 2006 together with securities issued and convertible into ADSs, for each shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

            Note that affiliates are subject to Rule 144 and insider trading regulations and percentage computation is for form purposes only.

                                                       Percent of                       ADSs
                                        ADSs           Class of       Maximum Number    Beneficially    Percent of
                                        Beneficially   ADSs Owned     of ADSs to be     Owned After     Class of
Name and Address of Selling             Owned Before   Before the     Sold in this      the Offering    Shares Owned
Shareholder                             the Offering   Offering       Offering (A)      (B)             After Offering
----------------------------------      ------------   ----------     --------------    ------------    --------------
Cornell Capital Partners, LP
101 Hudson Street                       7,551,579          53.9%      7,428,279            122,300           0.9%
Jersey City, New Jersey  07303 (1)

Certain Wealth, Ltd.
c/o TAIB Securities, Inc.               819,672            11.3%      819,672                -0-             -0-
450 Park Avenue
New York, New York 10022 (2)

TAIB Bank, B.S.C.(c)
c/o TAIB Securities, Inc.               973,361            13.1%      973,361                -0-             -0-
450 Park Avenue
New York, New York 10022 (3)

(A) Based on 6,452,549 ADSs issued and outstanding on March 27, 2007. Pursuant to the documents relating to the $9,000,000 financing consisting of (i) a $7,500,000 tranche of financing with a closing date of April 25, 2006 and
    (ii) the extension to this $7,500,000 financing with an additional $1,500,000 tranche of financing with a closing date of August 3, 2006, (the total financing with Cornell Capital Partners, LP, Certain Wealth, Ltd., and TAIB Bank, B.S.C., was for $9,000,000), also known as the $9,000,000 Financing, Cornell Capital Partners, LP, Certain Wealth, Ltd. and TAIB Bank, B.S.C. could each, respectively, own up to 4.9% of our ADSs, at present approximately 316,175 of our issued and outstanding ADSs. Since an indeterminable number of ADSs are issuable to Cornell Capital Partners, LP, Certain Wealth, Ltd. and TAIB Bank, B.S.C. pursuant to the $9,000,000 Financing, we are registering up to 9,221,311 ADSs, which represents a good faith estimate of the maximum number of ADSs which will be issued, in the aggregate, pursuant to the $9,000,000 Financing.

     Up to 9,221,311 ADSs may be offered by Cornell Capital Partners, LP, Certain Wealth, Ltd. and/or TAIB Bank, B.S.C. because (i) a maximum of 9,221,311 ADSs would be issuable to the holders of the secured convertible notes if the four secured convertible notes (consisting of a $5,500,000 Amended and Restated Secured Convertible Note issued to Cornell Capital Partners, LP, an Amended and Restated $1,000,000 Secured Convertible Note originally issued to Certain Wealth, LTD, an Amended and Restated $1,000,000 Secured Convertible Note originally issued to TAIB Bank, B.S.C., also collectively known as the Amended and Restated Secured Convertible Notes, and a $1,500,000 Secured Convertible
Note issued to Cornell Capital Partners, LP, also known as the $1,500,000 Secured Convertible Notes, totaling $9,000,000) are converted by Cornell Capital Partners, LP, Certain Wealth, Ltd. and TAIB Bank, B.S.C. in connection with the $9,000,000Financing. We are registering a maximum of 9,221,311 ADSs to be issued upon conversion of the Amended and Restated Secured Convertible Notes and the $1,500,000 Secured Convertible Note. Pursuant to each of the Amended and Restated Secured Convertible Notes and the $1,500,000 Secured Convertible Note issued to the selling shareholders on August 3, 2006 (forms of which was previously filed as Exhibit 4, Exhibit 5, Exhibit 6 and Exhibit 7, respectively to our Form 6-K, filed on August 7, 2006, File No. 000-21978), each of the Amended and Restated Secured Convertible Notes and the $1,500,000 Secured Convertible Note is convertible into ADSs at a conversion price equal to the lesser of (a) $15.00 (also known as the Fixed Price) or (b) an amount equal to eighty percent (80%) of the average of the three (3) lowest volume weighted average prices of the ADSs, as quoted by Bloomberg, LP, during the thirty (30) trading days immediately preceding the conversion date (also known as the Discount Price) which may be adjusted pursuant to other terms of such Amended and Restated Secured Convertible Notes and or the $1,500,000 Secured Convertible Note. Thus 9,221,311 ADSs (i.e. the total amount of ADSs for which the Amended and Restated Secured Convertible Notes and the $1,500,000 Secured Convertible Note are to be converted at a conversion price of $0.976 per share, whereby $9,000,000 / $0.976 = 9,221,311) a maximum of 9,221,311 ADSs would be issuable upon conversion of the Amended and Restated Secured Convertible Notes and the $1,500,000 Secured Convertible Note).

(B) Assuming that the selling shareholders will sell all of the ADSs offered by this prospectus (and we cannot assure you that the selling shareholders will sell all or any of these shares), Cornell would still beneficially own up to 122,300 of our ADSs. Cornell Capital Partners, LP would still beneficially own up to 122,300 ADSs because, (a) an aggregate of up to 100,000 ADSs are issuable to Cornell Capital Partners, LP upon exercise of the 80,000 ADS Warrant, the 15,000 ADS Warrant and the 5,000 ADS Warrant issued to Cornell Capital Partners, LP; and (b) an aggregate of 23,300 ADSs were issued to Cornell Capital Partners, LP without further consideration. Mark Angelo, as Portfolio Manger of Cornell Capital Partners, LP and President of Yorkville Advisors, LLC, Cornell Capital Partners, LP's General Partner, has voting and investment control over the ADSs held by Cornell Capital Partners, LP.

(1) Represents up to 7,551,579 ADSs based on the following, however, Cornell Capital Partners, LP's beneficial ownership at any one time is limited to 4.99% of our outstanding ADSs:

     (i) up to approximately 7,428,279 ADSs are issuable to Cornell Capital Partners, LP, in connection with $9,000,000 financing with Cornell Capital Partners, LP, Certain Wealth, Ltd, and TAIB Bank, B.S.C. consisting of (i) a $7,500,000 tranche of financing with a closing date of April 25, 2006 and (ii) the extension to this $7,500,000 financing with an additional $1,500,000 tranche of financing with a closing date of August 3, 2006 (the total financing with Cornell Capital Partners, LP., Certain Wealth, Ltd. and TAIB Bank, B.S.C. was for $9,000,000) also known as the $9,000,000 Financing, if the $5,500,000 Amended and Restated Secured Convertible Note issued to Cornell Capital Partners, LP and the $1,500,000 Secured Convertible Note issued to Cornell Capital Partners, LP are converted by Cornell Capital Partners, LP. Each of the $5,500,000 Amended and Restated Secured Convertible Note issued to Cornell Capital Partners, LP and the $1,500,000 Secured Convertible Note issued to Cornell Capital Partners, LP (each such convertible note previously filed as Exhibit 4 and Exhibit 7 respectively to our Form 6-K, filed on August 7, 2006, File No. 000-21978) is convertible into ADSs at a conversion price equal to the lesser of (a) $15.00 (also known as the Fixed Price) or (b) an amount equal to eighty percent (80%) of the average of the three (3) lowest volume weighted average prices of the ADSs, as quoted by Bloomberg, LP, during the thirty
               (30) trading days immediately preceding the conversion date (also known as the Discount Price) which may be adjusted pursuant to other terms of such Secured Convertible Note. Thus 5,635,246 ADSs (i.e. the total amount of ADSs for which the $5,500,000 Amended and Restated Secured Convertible Note is to be converted at a conversion price of $0.976 per share, whereby $5,500,000 / $0.976 = 5,635,246 ADSs) a maximum of approximately 5,635,246 ADSs would be issuable upon conversion of the $5,500,000 Amended and Restated Secured Convertible Note; 1,536,885 ADSs (i.e. the total amount of ADSs for which the $1,500,000 Secured Convertible Note is to be converted at a conversion price of $0.976 per share, whereby $1,500,000 / $0.976 = 1,536,885 ADSs) a maximum of approximately 1,536,885 ADSs would be issuable upon conversion of the $1,500,000 Secured Convertible Note); and 256,148 ADSs (i.e. the total amount of ADSs for which the $200,000 assigned portion of the Amended and Restated $1,000,000 Secured Convertible Note originally issued to Certain Wealth, Ltd. and the $50,000 assigned portion of the Amended and Restated $1,000,000 Secured Convertible Note originally issued to TAIB Bank, B.S.C. is to be converted at a conversion price of $0.976 per share, whereby $250,000 / $0.976 = 256,148 ADSs) a maximum of approximately 256,148 ADSs would be issuable upon conversion of the $250,000 Secured Convertible Note.

     (ii) 23,300 ADSs that were issued to Cornell Capital Partners, LP without further consideration. Mark Angelo, as Portfolio Manger of Cornell Capital Partners, LP and President of Yorkville Advisors, LLC, Cornell Capital Partners LP's General Partner, has voting and investment control over the ADSs held by Cornell Capital Partners, LP.

     (iii) 100,000 ADSs are issuable upon exercise of the 80,000 ADS Warrant, the 15,000 ADS Warrant and the 5,000 ADS Warrant.

(2) Represents up to approximately 819,672 ADSs issuable if the Amended and Restated $1,000,000 Secured Convertible Note is converted by Certain Wealth, Ltd., less the $200,000 portion of the Amended and Restated $1,000,000 Secured Convertible Note assigned to Cornell Capital Partners, LP (This Amended and Restated Secured Convertible Note originally issued to Certain Wealth, Ltd. (a form of which was previously filed as Exhibit 5 to our Form 6-K, filed on August 7, 2006, File No. 000-21978) is convertible into ADSs at a conversion price equal to the lesser of (a) $15.00 (also known as the Fixed Price) or (b) an amount equal to eighty percent (80%) of the average of the three (3) lowest volume weighted average prices of the ADSs, as quoted by Bloomberg, LP, during the thirty (30) trading days immediately preceding the conversion date (also known as the Discount Price) which may be adjusted pursuant to other terms of such Secured Convertible Note. Thus 819,672 ADSs (i.e. the total amount of ADSs for which the Secured Convertible Note is to be converted at a conversion price of $0.976 per share, whereby $800,000 / $0.976 = 819,672 ADSs) a maximum of approximately 819,672 ADSs would be issuable upon conversion of the Amended and Restated $1,000,000 Secured Convertible Note. Larry Chaleff, as an authorized person of Certain Wealth, has voting and investment control over the ADSs held by Certain Wealth. Certain Wealth has agreed not to convert the Note to the extent Certain Wealth's beneficial ownership of our ADSs would exceed 4.9% of our ADSs then outstanding.

(3) Represents up to approximately 973,361 ADSs issuable if the Amended and Restated $1,000,000 Secured Convertible Note is converted by TAIB Bank, B.S.C., less the $50,000 portion of the Amended and Restated $1,000,000 Secured Convertible Note assigned to Cornell Capital Partners, LP (This Amended and Restated Secured Convertible Note originally issued to TAIB Bank, B.S.C. (a form of which was previously filed as Exhibit 6 to our Form 6-K, filed on August 7, 2006, File No. 000-21978) is convertible into ADSs at a conversion price equal to the lesser of (a) $15.00 (also known as the Fixed Price) or (b) an amount equal to eighty percent (80%) of the average of the three (3) lowest volume weighted average prices of the ADSs, as quoted by Bloomberg, LP, during the thirty (30) trading days immediately preceding the conversion date (also known as the Discount Price) which may be adjusted pursuant to other terms of such Secured Convertible Note. Thus 973,361 ADSs (i.e. the total amount of ADSs for which the Secured Convertible Note is to be converted at a conversion price of $0.976 per share, whereby $950,000 / $0.976 = 973,361 ADSs) a maximum of approximately 973,361 ADSs would be issuable upon conversion of the Amended and Restated $1,000,000 Secured Convertible Note. Larry Chaleff, as President and authorized person of TAIB, has voting and investment control over the ADSs held by TAIB. TAIB has agreed not to convert the Note to the extent TAIB's beneficial ownership of our ADSs would exceed 4.9% of our ADSs then outstanding.

PLAN OF DISTRIBUTION

         In this section of the prospectus, the term "selling shareholder" means and includes: (1) the persons identified in the tables above as the selling shareholders; and (2) any of their donees, pledgees, distributees, transferees or other successors in interest who may (a) receive any of the shares of our ADSs offered hereby after the date of this prospectus and (b) offer or sell those shares hereunder.

         The ADSs offered by this prospectus may be sold from time to time directly by the selling shareholders. Alternatively, the selling shareholders may from time to time offer such ADSs through underwriters, brokers, dealers, agents or other intermediaries. The distribution of the ADSs by the selling shareholders may be effected: in one or more transactions that may take place on the Nasdaq-CM (including one or more block transaction) through customary brokerage channels, either through brokers acting as agents for the selling stockholders, or through market makers, dealers or underwriters acting as principals who may resell these shares on the Nasdaq-CM; in privately-negotiated sales; by a combination of such methods; or by other means. These transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling shareholders in connection with sales of our ADSs.

         The selling shareholders have agreed not initiate short sales of our ADSs. The selling shareholders also may lend or pledge shares of our ADSs to a broker-dealer. The broker-dealer may sell the shares of ADSs so lent, or upon a default the broker-dealer may sell the pledged ADSs pursuant to this prospectus. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. We are not aware of any underwriter or coordinating broker acting in connection with the proposed sale of ADSs by the selling shareholders.

         Although the ADSs covered by this prospectus are not currently being underwritten, the selling shareholders or their underwriters, brokers, dealers or other agents or other intermediaries, if any, that may participate with the selling stockholders in any offering or distribution of ADSs may be deemed "underwriters" within the meaning of the Securities Act and any profits realized or commissions received by them may be deemed underwriting compensation thereunder.

         Under applicable rules and regulations under the Securities Act of 1934, as amended, also known as the Exchange Act, any person engaged in a distribution of ADSs offered hereby may not simultaneously engage in market making activities with respect to the ADSs for a period of up to five days preceding such distribution. The selling shareholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales by the selling shareholders.

         In order to comply with certain state securities or blue sky laws and regulations, if applicable, the ADSs offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the ADSs may not be sold unless they are registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

         We will bear all costs, expenses and fees in connection with the registration of the ADSs offered hereby. However, the selling shareholders will bear any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the ADSs offered pursuant to this prospectus.

                            DESCRIPTON OF SECURITIES

ADSs

         We are authorized to issue 2,500,000,000 Ordinary Shares, 1 1/9 pence per share, which is the equivalent of 50,000,000 ADRs. As of March 27, 2007, there were 322,627,450 Ordinary Shares issued and outstanding. The holders of the Ordinary Shares are not entitled to pre-emptive or preferential rights to subscribe to any unissued stock or other securities. The shareholders are not entitled to cumulative voting rights. The Ordinary Shares are not assessable and not subject to the payment of any corporate debts. The holders of Ordinary Shares are entitled to one vote for each share on all matters submitted to the shareholders for vote. Holders are entitled to share ratably in any dividends which may be declared, from time to time, by the board of directors in its discretion, from legally available funds. If we are liquidated, dissolved, or wound up, the holders of Ordinary Shares are entitled to share pro rata all assets remaining after full payment of all liabilities. There are no conversion rights or redemption or sinking fund provisions for the Ordinary Shares.

         Our Ordinary Shares are admitted for trading as American Depository Shares, also known as ADSs. Each ADS represents the right to receive one of our Ordinary Shares. ADSs are evidenced by American Depository Receipts, also known as ADRs. ADSs evidenced by ADRs are issued by the Bank of New York as Depositary of our ADR facility in accordance with the terms of a deposit agreement between us and the Depositary.

AMENDED AND RESTATED SECURED CONVERTIBLE NOTES

Principal Amount

         As a part of our $9,000,000 financing with Cornell, Certain Wealth and TAIB, consisting of (i) a $7,500,000 tranche of financing with a closing date of April 25, 2006 and (ii) the extension to this $7,500,000 financing with an additional $1,500,000 tranche of financing with a closing date of August 3, 2006 (the total financing with Cornell, Certain Wealth, and TAIB was for $9,000,000), also known as the $9,000,000 Financing, we issued (i) an Amended and Restated Secured Convertible Note to Cornell in the aggregate principal amount of $5,500,000, also known as the Amended and Restated Cornell Note; (ii) an Amended and Restated Secured Convertible Note to Certain Wealth in the aggregate principal amount of $1,000,000, also known as the Amended and Restated Certain Wealth Note; and (iii) an Amended and Restated Secured Convertible Note to TAIB in the aggregate principal amount of $1,000,000, also known as the Amended and Restated TAIB Note. The Cornell Note, the Certain Wealth Note and the TAIB Note are collectively known, in this prospectus, as the Amended and Restated Secured Convertible Notes. The Amended and Restated Secured Convertible Notes mature on April 19, 2009. On April 25, 2006, we received a total of $7,500,000 and on August 3, 2005 we received an additional $1,500,000 which represents 100% of the funds due.

Interest

         Neither Cornell, Certain Wealth nor TAIB maintains investment discretion with respect to the yet-to-be accrued interest. Under each of the Amended and Restated Secured Convertible Notes, we have the right (but not the obligation) to make monthly interest payments to Cornell, Certain Wealth and TAIB, each respectively, in cash. Each of the Amended and Restated Secured Notes bears interest at an annual rate equal to ten percent (10%) for the period of one (1) year following April 19, 2006. Commencing on April 19, 2007, interest shall accrue on the outstanding principal balance at an annual rate equal to eight percent (8%). Commencing on April 19, 2008, interest shall accrue on the outstanding principal balance at an annual rate equal to seven percent (7%). Interest is calculated on the basis of a 360-day year and the actual number of days elapsed, to the extent permitted by law.

Right of Redemption

         Under each of the Amended and Restated Secured Convertible Notes, we have the right, with three (3) business days advance written notice to redeem a portion or all amounts outstanding under each Amended and Restated Secured Convertible Note prior to the maturity date of April 19, 2009 only if the closing bid price (i.e. the price per share in the last reported trade of the ADSs on the Nasdaq-CM or on the exchange which the ADSs is then listed as quoted by Bloomberg, LP) is less than $15.00 at the time of the redemption notice and we pay an amount equal to the principal amount outstanding and accrued interest being redeemed, plus a redemption premium of twenty percent (20%) of the amount redeemed.

Conversion

         Each of the Amended and Restated Secured Convertible Notes are convertible into ADSs at the option of Cornell, Certain Wealth and TAIB, each respectively, in whole or in part at any time and from time to time, after April 19, 2006. The number of ADSs issuable upon a conversion equals the quotient obtained by dividing (x) the outstanding amount of the Note to be converted by
(y) the conversion price. The conversion price is equal to the lesser of (a) $15.00 (also known as the Fixed Price) or (b) an amount equal to eighty percent (80%) of the average of the three (3) lowest volume weighted average prices of the ADSs, as quoted by Bloomberg, LP, during the thirty (30) trading days immediately preceding the conversion date, also known as the Discount Price, which may be adjusted pursuant to other terms of such Amended and Restated Secured Convertible Note. Based upon the Discount Price, the minimum number of ADSs that may be issued on conversion of the Amended and Restated Notes is 5,635,246ADSs (i.e. based upon the Discount Price, the minimum number of ADSs that may be issued on conversion of the Amended and Restated Cornell Note is up to 5,635,246 (e.g. $5,500,000 / $0.976 = 5,635,246); based upon the Discount
Price, the minimum number of ADSs that may be issued on conversion of the Amended and Restated Certain Wealth Note is up to 1,024,590 (e.g. $1,000,000 / $0.976 = 1,024,590); and based upon the Discount Price, the minimum number of ADSs that may be issued on conversion of the Amended and Restated TAIB Note is up to 1,024,590 (e.g. $1,000,000 / $0.976 = 1,024,590)).

         As indicated below under "Conversion Restrictions", neither Cornell, Certain Wealth nor TAIB may convert their respective Amended and Restated Secured Convertible Note or receive ADSs as payment of interest to the extent such conversion or receipt of such interest payment would result in Cornell, Certain Wealth or TAIB, each individually and each respectively together with any of their respective affiliates, beneficially owning in excess of 4.9% of the then issued and outstanding ADSs, including ADSs issuable upon conversion of, and payment of interest on, the Amended and Restated Secured Note held by Cornell, Certain Wealth or TAIB respectively. However, if Cornell, Certain Wealth or TAIB each respectively delivers a conversion notice for a principle amount of their respective Amended and Restated Secured Convertible Note that, without regard to any other shares that Cornell, Certain Wealth or TAIB, individually or its affiliates may beneficially own, would result in the issuance in excess of 4.9% of our then issued and outstanding ADSs, we must notify each of Cornell, Certain Wealth or TAIB, respectively, of this fact and honor the conversion for the maximum principal amount permitted to be converted on such conversion date and we shall retain any principal amount tendered for conversion in excess of the permitted amount for future conversion. Neither Cornell, Certain Wealth nor TAIB, respectively have the option to require us to return such excess principal amount to each of Cornell, Certain Wealth or TAIB, respectively.

         If on any conversion date: (1) the number of ADSs at the time authorized, unissued and unreserved for all purposes, or held for treasury stock, is insufficient to pay principal and interest under the respective Amended and Restated Secured Convertible Notes in ADSs; (2) the ADSs are not listed or quoted for trading on the Nasdaq-CM or on a subsequent market; or (3) we have failed to timely satisfy our conversion, then at the option of Cornell, Certain Wealth, and TAIB, each respectively, we, in lieu of delivering ADSs, shall deliver, within five (5) trading days of each applicable conversion date, an amount in cash equal to the product of the outstanding principal amount to be converted plus any interest due therein by dividing the conversion price and multiplied by the closing price of the stock on the date of the conversion notice. For example, if Cornell decided on March 27, 2007 to convert an aggregate amount of principal (and related interest) equal to $1,000,000, and if one of the three circumstances listed above occurred, such as our failure to timely satisfy our conversion of Cornell's Amended and Restated Secured Convertible Note, we would have been required to deliver by April 3, 2007 (the fifth trading day following the conversion date) approximately $1,136,364 in cash to Cornell (e.g. $1,000,000 plus interest (the outstanding amount to be converted including interest) / $0.976 (the Discount Price) - 1,024,590 ADSs x $1.14 (the closing price of our ADSs on March 27, 2007) - $1,168,032).

Conversion Restrictions

         Under each of the Amended and Restated Secured Convertible Notes, Cornell, Certain Wealth and TAIB, each respectively, may not convert such Amended and Restated Secured Convertible Note or receive ADSs as payment of interest to the extent such conversion or receipt of such interest payment would result in Cornell, Certain Wealth or TAIB, each respectively, together with any of Cornell's, Certain Wealth's or TAIB's respective affiliates, beneficially owning in excess of 4.9% of the then issued and outstanding ADSs, including shares issuable upon conversion of, and payment of interest on, such Notes held by Cornell, Certain Wealth and TAIB, each respectively. The 4.9% limitation may be waived by Cornell, Certain Wealth and/or TAIB, respectively, upon not less than 65 days prior notice to us.

         Under each of the Amended and Restated Secured Convertible Notes, in the event Cornell, Certain Wealth and TAIB, each respectively, converts at the Discount Price, we are permitted to limit Cornell's, Certain Wealth's and TAIB's conversion, respectively, to 1/12th of the subscription amount plus accrued interest in any thirty (30) day period. In addition, Cornell, Certain Wealth and TAIB, each respectively, shall convert a minimum of twenty five percent (25%) of the subscription amount, along with a pro rata amount of accrued but unpaid interest, (x) before April 19, 2007, and (y) after April 19, 2007, but before April 19 2008 respectively (such that a minimum of fifty percent (50%) of the subscription amount and a pro rata amount of accrued interest shall be converted before April 19, 2008). Any and all amount outstanding principal and accrued interest of each Amended and Restated Secured Convertible Note shall be converted on or before the maturity date. These mandatory conversion provisions shall be subject to the 4.9% limitation.

Event of Default

         Upon the occurrence of certain events specified in each Amended and Restated Secured Convertible Note, including any Event of Default, as defined in each of the Amended and Restated Secured Convertible Notes, and such Event of Default has not been cured within ten (10) calendar days after written notice from Cornell, Certain Wealth or TAIB, each respectively, to us, the full principal amount of that such Amended and Restated Secured Convertible Note, together with interest and other amounts owing to the date of acceleration shall become at Cornell's, Certain Wealth's or TAIB's election, each respectively, immediately due and payable in cash, provided however, Cornell, Certain Wealth and TAIB, each respectively, may request (but shall have not obligation to request) payment of such amounts in our ADSs. If an Event of Default occurs and remains uncured after ten (10) calendar days, the fixed conversion price of $15.00 shall be reduced to $10.00 for so long as such Event of Default remains uncured. Cornell, Certain Wealth and TAIB, each respectively, shall also have the right (but not the obligation) to convert such Amended and Restated Secured Convertible Note at any time after (x) and Event of Default or (y) the maturity date at the conversion price then in effect.

$1,500,000 SECURED CONVERTIBLE NOTE

Principal Amount

         As a part of our $9,000,000 financing with Cornell, Certain Wealth and TAIB, consisting of (i) a $7,500,000 tranche of financing with a closing date of April 25, 2006 and (ii) the extension to this $7,500,000 financing with an additional $1,500,000 tranche of financing with a closing date of August 3, 2006 (the total financing with Cornell, Certain Wealth, and TAIB was for $9,000,000), also known as the $9,000,000 Financing, we issued a $1,500,000 Secured Convertible Note to Cornell, also known as the $1,500,000 Secured Convertible Note. The $1,500,000 Secured Convertible Note matures on August 3, 2009. On April 25, 2006, we received a total of $7,500,000 and on August 3, 2005 we received an additional $1,500,000 which represents 100% of the funds due.

Interest

         Cornell does not maintain investment discretion with respect to the yet-to-be accrued interest. Under the $1,500,000 Secured Convertible Note, we have the right (but not the obligation) to make monthly interest payments to Cornell, in cash. The $1,500,000 Secured Convertible Note bears interest at an annual rate equal to ten percent (10%) for the period of one (1) year following August 3, 2006. Commencing on August 3, 2007, interest shall accrue on the outstanding principal balance at an annual rate equal to eight percent (8%). Commencing on August 3, 2008, interest shall accrue on the outstanding principal balance at an annual rate equal to seven percent (7%). Interest is calculated on the basis of a 360-day year and the actual number of days elapsed, to the extent permitted by law.

Right of Redemption

         Under the $1,500,000 Secured Convertible Notes, we have the right, with three (3) business days advance written notice to redeem a portion or all amounts outstanding under the $1,500,000 Secured Convertible Note prior to the maturity date of August 3, 2009 only if the closing bid price (i.e. the price per share in the last reported trade of the ADSs on the Nasdaq-CM or on the exchange which the ADSs is then listed as quoted by Bloomberg, LP) is less than $15.00 at the time of the redemption notice and we pay an amount equal to the principal amount outstanding and accrued interest being redeemed, plus a redemption premium of twenty percent (20%) of the amount redeemed.

Conversion

         The $1,500,000 Secured Convertible Note is convertible into ADSs at the option of Cornell, in whole or in part at any time and from time to time, after August 3, 2006. The number of ADSs issuable upon a conversion hereunder equals the quotient obtained by dividing (x) the outstanding amount of the $1,500,000 Secured Convertible Note to be converted by (y) the conversion price. The conversion price is equal to the lesser of (a) $15.00 (also known as the Fixed Price) or (b) an amount equal to eighty percent (80%) of the average of the three (3) lowest volume weighted average prices of the ADSs, as quoted by Bloomberg, LP, during the thirty (30) trading days immediately preceding the conversion date, also known as the Discount Price, which may be adjusted pursuant to other terms of such $1,500,000 Secured Convertible Note. Based upon the Discount Price, the minimum number of ADSs that may be issued on conversion of the $1,500,000 Secured Convertible Note is 1,536,885 ADSs (e.g. i.e. $1,500,000 / $0.976 = 1,536,885 ADSs).

         As indicated below under "Conversion Restrictions", Cornell may not convert its $1,500,000 Secured Convertible Note or receive ADSs as payment of interest to the extent such conversion or receipt of such interest payment would result in Cornell together with any of its affiliates, beneficially owning in excess of 4.9% of the then issued and outstanding ADSs, including ADSs issuable upon conversion of, and payment of interest on, the $1,500,000 Secured Convertible Note held by Cornell. However, if Cornell delivers a conversion notice for a principle amount of its $1,500,000 Secured Convertible Note that, without regard to any other shares that Cornell or its affiliates may beneficially own, would result in the issuance in excess of 4.9% of our then issued and outstanding ADSs, we must notify Cornell of this fact and honor the conversion for the maximum principal amount permitted to be converted on such conversion date and we shall retain any principal amount tendered for conversion in excess of the permitted amount for future conversion. Cornell does not have the option to require us to return such excess principal amount to Cornell.

         If on any conversion date: (1) the number of ADSs at the time authorized, unissued and unreserved for all purposes, or held for treasury stock, is insufficient to pay principal and interest under the $1,500,000 Secured Convertible Note in ADSs; (2) the ADSs are not listed or quoted for trading on the Nasdaq-CM or on a subsequent market; or (3) we have failed to timely satisfy our conversion, then at the option of Cornell, we, in lieu of delivering ADSs, shall deliver, within five (5) trading days of each applicable conversion date, an amount in cash equal to the product of the outstanding principal amount to be converted plus any interest due therein by dividing the conversion price and multiplied by the closing price of the stock on the date of the conversion notice. For example, if Cornell decided on March 27, 2007 to convert an aggregate amount of principal (and related interest) equal to $1,000,000, and if one of the three circumstances listed above occurred, such as our failure to timely satisfy our conversion of Cornell's Amended and Restated Note, we would have been required to deliver by April 3, 2007 (the fifth trading day following the conversion date) approximately $1,136,364 in cash to Cornell (e.g. $1,000,000 plus interest (the outstanding amount to be converted including interest) / 0.976 (the Discount Price) = 1,024,590 ADSs x $1.14 (the closing price of our ADSs on March 27, 2007) = $1,168,032).

Conversion Restrictions

         Under the $1,500,000 Secured Convertible Note, Cornell may not convert such Note or receive ADSs as payment of interest to the extent such conversion or receipt of such interest payment would result in Cornell, together with any of Cornell's, affiliates, beneficially owning in excess of 4.9% of the then issued and outstanding ADSs, including shares issuable upon conversion of, and payment of interest on, such $1,500,000 Secured Convertible Note held by Cornell. The 4.9% limitation may be waived by Cornell upon not less than 65 days prior notice to us.

         Under the $1,500,000 Secured Convertible Note, in the event Cornell converts at the Discount Price, we are permitted to limit Cornell's conversion to 1/12th of the subscription amount plus accrued interest in any thirty (30) day period. In addition, Cornell, shall convert a minimum of twenty five percent (25%) of the subscription amount, along with a pro rata amount of accrued but unpaid interest, (x) before August 3, 2007, and (y) after August 3, 2007, but before August 3, 2008 respectively (such that a minimum of fifty percent (50%) of the subscription amount and a pro rata amount of accrued interest shall be converted before August 3, 2008). Any and all amount outstanding principal and accrued interest of each Note shall be converted on or before the maturity date. These mandatory conversion provisions shall be subject to the 4.9% limitation.

Event of Default

         Upon the occurrence of certain events specified in the $1,500,000 Secured Convertible Note, including any Event of Default, as defined in the $1,500,000 Secured Convertible Note, and such Event of Default has not been cured within ten (10) calendar days after written notice from Cornell, to us, the full principal amount of the $1,500,000 Secured Convertible Note, together with interest and other amounts owing to the date of acceleration shall become at Cornell's, election, immediately due and payable in cash, provided however, Cornell, may request (but shall have not obligation to request) payment of such amounts in our ADSs. If an Event of Default occurs and remains uncured after ten
(10) calendar days, the fixed conversion price of $15.00 shall be reduced to $10.00 for so long as such Event of Default remains uncured. Cornell, shall also have the right (but not the obligation) to convert such $1,500,000 Secured Convertible Note at any time after (x) and Event of Default or (y) the maturity date at the conversion price then in effect.

DEBENTURES

         As part of our $9,000,000 financing with Cornell, Certain Wealth and TAIB, consisting of (i) a $7,500,000 tranche of financing with a closing date of April 25, 2006 and (ii) the extension to this $7,500,000 financing with an additional $1,500,000 tranche of financing with a closing date of August 3, 2006 (the total financing with Cornell, Certain Wealth, and TAIB was for $9,000,000), we entered into debentures with Cornell, Certain Wealth and TAIB. Each debenture is dated April 25, 2006. Under each debenture, we promised to pay each of Cornell, Certain Wealth and TAIB the ADSs when due subject to a lien on certain of our existing and future assets.

SECURED CONVERTIBLE NOTES AND WARRANT REGISTRATION

         The agreements governing the terms of the Amended and Restated Secured Convertible Notes, the $1,500,000 Secured Convertible Note and the Warrants in connection with the $9,000,000 Financing, provide for registration, for resale by Cornell, Certain Wealth and TAIB of ADSs. Under this prospectus, the total of 9,221,311 ADSs registered hereby represent (i) the 7,684,426 ADSs that may be issued on conversion of all the Amended and Restated Secured Convertible Notes and the $1,500,000 Secured Convertible Note as a result of the possible adjustments to the conversion price described above under "Description of Securities - Amended and Restated Secured Convertible Notes - Conversion - and - Conversion Restrictions" and "Description of Securities - $1,500,000 Secured Convertible Note - Conversion - and - Conversion Restrictions".

          No ADSs other than ADSs to be issued upon (i) conversion of the Amended and Restated Secured Convertible Notes in connection with the $9,000,000 Financing, and (ii) conversion of the $1,500,000 Secured Convertible Note in connection with the $9,000,000 Financing are covered by this prospectus.

REGISTRATION RIGHTS - EFFECTIVENESS OF REGISTRATION STATEMENT

         As part of our $9,000,000 Financing with Cornell, Certain Wealth, and TAIB, we entered into an Amended and Restated Investor Registration Rights Agreement, as amended, with Cornell, Certain Wealth and TAIB, also known as the $9,000,000 Amended and Restated Investor Registration Rights Agreement. The $9,000,000 Amended and Restated Investor Registration Rights Agreement provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations thereunder, require us to use commercially reasonable efforts (i) to have this Registration Statement declared effective by the Securities and Exchange Commission no later than ninety (90) days after the date on which it is filed with the Securities and Exchange Commission , also known as the Scheduled Effective Deadline, and (ii) to insure that the Registration Statement and any subsequent registration statement remains in effect until all of the ADSs covered under this Registration Statement have been sold, subject to the terms and conditions of the $9,000,000 Amended and Restated Investor Registration Rights. It shall be an event of default under the $9,000,000 Amended and Restated Investor Registration Rights Agreement if the Registration Statement is not declared effective by the Scheduled Effective Deadline.

         In the event the Registration Statement is not declared effective by the Securities and Exchange Commission on or before the Scheduled Effective Deadline, or if after the Registration Statement has been declared effective by the Securities and Exchange Commission, sales cannot be made pursuant to this Registration Statement (whether because of a failure to keep the Registration Statement effective, failure to disclose such information as is necessary for sales to be made pursuant to the Registration Statement, failure to register sufficient shares of Ordinary Shares, or otherwise) then as partial relief for the damages to any holder of registrable securities by reason of any such delay in or reduction of its ability to sell the underlying shares of Ordinary Shares (which remedy shall not be exclusive of any other remedies at law or in equity), we will pay as Liquidated Damages, also known as the Liquidated Damages, to Cornell equal to two percent (2%) of the liquidated value of the note outstanding as Liquidated Damages for each thirty (30) day period (or pro rata part thereof) after the Scheduled Effective Date. Such amount shall be paid within 30 days following the end of the month or partial month to which they relate. We also agreed with Cornell, Certain Wealth and TAIB that such Liquidated Damages are not penalties and are in addition to all other rights of Cornell, including the right to call a default, as described above in the "Description of Securities - Amended and Restated Secured Convertible Note - Event of Default" section, the "Description of Securities - $1,500,000 Secured Convertible Note - Event of Default" section.

                                EXCHANGE CONTROLS

          There is no legislative or other legal provision currently in force in England or arising under our Memorandum or Articles of Association restricting remittances to non-resident holders of our securities or affecting the import or export of capital for use by us.

                                    TAXATION

The following discussion describes the material US Federal income tax and UK tax consequences of the purchase, ownership and disposition of our Ordinary Shares or ADSs (evidenced by American Depository Receipts, also known as ADRs, for beneficial owners:

     o who are residents of the United States for purposes of the current applicable United Kingdom/United States Income Tax Convention (either known as the Income Tax Convention or the New Income Tax Convention) and the United Kingdom/United States Estate and Gift Tax Convention (also known as the Estate and Gift Tax Convention and, together with the Income Tax Convention, known as the Conventions);

     o whose ownership of our Ordinary Shares or ADSs is not, for the purposes of the Conventions, attributable to a permanent establishment in the United Kingdom;

     o    who otherwise qualify for the full benefits of the Conventions; and

     o    who are US holders (as defined below).

The statements of US federal income tax and UK tax laws set out below:

     o are based on the laws in force and as interpreted by the relevant taxation authorities as at the date of this Registration Statement;

     o are subject to any changes in US law or the laws of England and Wales, in the interpretation thereof by the relevant taxation authorities, or in the Conventions, occurring after such date; and

     o are based, in part, on representations of the depositary, and assume that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms.

No assurance can be given that taxing authorities or the courts will agree with this analysis.

This discussion does not address all aspects of US and UK taxation that may be relevant to you and is not intended to reflect the individual tax position of any beneficial owner, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of investors or that are generally assumed to be known by investors. The portions of this summary relating to US Federal taxation are based upon the US Internal Revenue Code of 1986, as amended, also known as the Code, its legislative history, existing and proposed US Treasury regulations promulgated thereunder, published rulings by the US Internal Revenue Service, also known as the IRS, and court decisions, all in effect as at the date hereof, all of which authorities are subject to change or differing interpretations, which changes or differing interpretations could apply retroactively. This summary is limited to investors who hold our Ordinary Shares or ADSs as capital assets within the meaning of Section 1221 of the Code, generally property held for investment, and this summary does not purport to deal with the US Federal or UK taxation consequences for investors in special tax situations, such as dealers in securities or currencies, persons whose functional currency is not the US Dollar, life insurance companies, tax exempt entities, financial institutions, traders in securities that elect to use a "mark-to-market" method of accounting for their securities holdings, regulated investment companies, persons holding our Ordinary Shares or ADSs as part of a hedging, integrated, conversion or constructive sale transaction or straddle or persons subject to the alternative minimum tax, who may be subject to special rules not discussed below. In particular, the following summary does not address the adverse tax treatment to you that would follow if you own, directly or by attribution, 10% or more of our outstanding voting share capital and we are classified as a "controlled foreign corporation" for US Federal tax purposes.

As used herein, the term "US holder" means a beneficial owner of our Ordinary Shares or ADSs who or which is:

     o    a citizen or resident of the United States;

     o a corporation (or other entity that is treated as a corporation for US Federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

     o an estate, the income of which is subject to US Federal income taxation regardless of its source; or

     o a trust (1) that is subject to the supervision of a court within the United States and the control of one or o more US holders as described in section 7701(a)(30) of the Code or (2) that has a valid election in effect under applicable US Treasury regulations to be treated as a US holder.

If a partnership (or an entity that is treated as a partnership for US Federal income tax purposes) holds our Ordinary Shares or ADSs, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Ordinary Shares or ADSs or ADRs, you should consult your tax advisors.

The summary does not include any description of the tax laws of any State or local government or of any jurisdictions other than the United States and the United Kingdom that may be applicable to the ownership of our Ordinary Shares, ADSs or ADRs. You are urged to consult your own tax advisor regarding the US Federal, State, and local tax consequences to you of the ownership of our Ordinary Shares or ADSs, as well as the tax consequences to you in the United Kingdom and any other jurisdictions.

For the purposes of the Conventions and the Code, you will be treated as the owner of our Ordinary Shares represented by the ADSs evidenced by the ADRs.

TAXATION OF CAPITAL GAINS

UNITED KINGDOM

If you are not resident or not ordinarily resident in the United Kingdom for UK tax purposes, you will not be liable for UK tax on capital gains realized or accrued on the sale or other disposition of Ordinary Shares or ADSs unless the Ordinary Shares or ADSs are held in connection with your trade or business (which for this purpose includes a profession or a vocation) carried on in the United Kingdom through a branch or agency and the Ordinary Shares or ADSs are or have been used, held or acquired for the purposes of such trade or business or such branch or agency.

A US holder who is an individual who ceases to be resident or ordinarily resident in the United Kingdom and who disposes of Ordinary Shares or ADSs during a five year period from the date of ceasing to be UK resident or ordinarily may also be liable for UK tax on capital gains notwithstanding that the person may not be resident in the United Kingdom at the time of the disposal.

UNITED STATES

Subject to the Passive Foreign Investment Company discussion below, gain or loss realized by you on the sale or other disposition of the Ordinary Shares or ADSs will be subject to US Federal income tax as capital gain or loss in an amount equal to the difference between your tax basis in the Ordinary Shares or ADSs and the amount realized on the disposition. The capital gain or loss will be long-term capital gain or loss if the US holder has held the Ordinary Shares or ADSs for more than one year at the time of the sale or exchange. A gain or loss realized by you generally will be treated as US source gain or loss for US foreign tax credit purposes.

PASSIVE FOREIGN INVESTMENT COMPANY CONSIDERATIONS

Generally, for US Federal income tax purposes, we will be a "passive foreign investment company", or a "PFIC", for any taxable year if either (1) 75% or more of our gross income is "passive" income or (2) 50% or more of the value of our assets, determined on the basis of a quarterly average, is attributable to assets that produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties and rents not arising from the active conduct of a trade or business, and gains from the sale of assets that produce such income. If we are a PFIC in any taxable year that you own our Ordinary Shares or ADSs, you generally would be subject to tax at the highest ordinary income rates applicable to you and pay interest on such tax based on your holding period in the Ordinary Shares of ADSs, on (1) any gain recognized on the sale of our Ordinary Shares or ADSs and (2) any "excess distribution" paid on our Ordinary Shares or ADSs (generally, a distribution in excess of 125% of the average annual distributions paid by us in the three preceding taxable years). Alternatively, if we were a PFIC, you could elect to treat your Ordinary Shares or ADSs as an interest in a qualifying election fund, in which case you would be required to include in income currently your proportionate share of our earnings and profits from PFIC years regardless of whether they were actually distributed, but any gain on sale generally would be treated as capital gain. As a third alternative, you may elect to annually mark to market your Ordinary Shares or ADSs, recognizing ordinary income (or subject to limitation, ordinary loss) equal to the difference between their fair market value and adjusted basis.

Based on our current activities and assets, we do not believe that we are a PFIC, and we do not expect to become a PFIC in the foreseeable future for US Federal income tax purposes. Our belief that we are not a PFIC and our expectation that we will not become a PFIC in the future are based on our current and planned activities, and may change in the future. The determination of whether we are a PFIC is made annually. Accordingly, it may be possible that we will become a PFIC in the current or any future year due to changes in our asset or income composition.

UK INHERITANCE AND GIFT TAX

If you are an individual domiciled in the United States and are not a national of the United Kingdom for the purposes of the Estate and Gift Tax Convention, any Ordinary Share or ADS beneficially owned by you will not be subject to UK inheritance tax on your death or on a gift made by you during your lifetime, provided that any applicable US Federal gift or estate tax liability is paid, except where the Ordinary Share or ADS is part of the business property of your UK permanent establishment or pertains to your UK fixed base used for the performance of independent personal services. The Estate and Gift Tax Convention generally provides for tax paid in the United Kingdom to be credited against tax payable in the United States, based on priority rules set out in that Convention, in the exceptional case where an Ordinary Share or ADS is subject to both UK inheritance tax and US Federal gift or estate tax. Where the Ordinary Shares or ADSs have been placed in trust by a settlor who, at the time of the settlement, was a US holder, the Ordinary Shares or ADSs will generally not be subject to UK inheritance tax if the settlor, at the time of the settlement, was domiciled in the United States for the purposes of the Estate and Gift Tax Convention and was not a national of the United Kingdom.

US GIFT AND ESTATES TAXES

If you are an individual US holder, you will be subject to US gift and estate taxes with respect to the Ordinary Shares or ADSs in the same manner and to the same extent as with respect to other types of personal property.

UK STAMP DUTY AND STAMP DUTY RESERVE TAX

Subject to certain exemptions, stamp duty will be charged at the rate of 1.5% rounded up to the nearest (pound)5, or there will be a charge to the stamp duty reserve tax at the rate of 1.5% on the amount or value of the consideration paid, or in some circumstances the issue price or open market value, on a transfer or issue of Ordinary Shares to, or to a nominee for, a person whose business is or includes the issuing of depositary receipts. The stamp duty reserve tax on the deposit of Ordinary Shares with the depositary will be payable by the person depositing those Ordinary Shares. Where stamp duty reserve tax is charged on a transfer of Ordinary Shares and ad valorem stamp duty is chargeable on the instrument effecting the transfer, the amount of the stamp duty reserve tax charged is an amount equal to the excess, if any, of the stamp duty reserve tax charge due on the transfer after the deduction of the stamp duty paid.

You will not be entitled to a foreign tax credit with respect to any UK stamp duty or stamp duty reserve tax, but may be entitled to a deduction subject to applicable limitations under the Code. You are urged to consult your own tax advisors regarding the availability of a deduction under their particular circumstances.

TRANSFERS OF ADRS

UK stamp duty will only be payable on an instrument transferring an ADR or on a written agreement to transfer an ADR where (i) the instrument of transfer is executed in the United Kingdom or (ii) there is any matter to be done to perfect the transfer in the UK or (iii) the document is brought into the UK. In these cases the transfer of an ADR could, depending on the circumstances, attract a charge to ad valorem stamp duty at the rate of 0.5% of the value of the consideration (rounded up to the nearest (pound)5) plus interest and penalties if not stamped within 30 days of execution.

No stamp duty reserve tax will be payable in respect of an agreement to transfer an ADR, whether made in or outside the United Kingdom.

Where no sale is involved and no transfer of beneficial ownership has occurred, a transfer of Ordinary Shares by the depositary or its nominee to the holder of an ADR upon cancellation of the ADR is subject to UK stamp duty of GBP5 per instrument of transfer.

ISSUE AND TRANSFER OF ORDINARY SHARES IN REGISTERED FORM

Except in relation to persons whose business is or includes the issue of depositary receipts of the provision of clearance services or their nominees, the allotment and issue of Ordinary Shares by us will not normally give rise to a charge to UK stamp duty or stamp duty reserve tax.

Transfers of Ordinary Shares, as opposed to ADRs, will attract ad valorem stamp duty normally at the rate of 0.5% of the value of the consideration (rounded up to the nearest GBP5). A charge to stamp duty reserve tax, normally at the rate of 0.5% of the consideration, arises, in the case of an unconditional agreement to transfer Ordinary Shares, on the date of the agreement, and in the case of a conditional agreement the date on which the agreement becomes unconditional.

INFORMATION REPORTING AND BACKUP WITHHOLDING

Payments that relate to the Ordinary Shares or ADSs that are made in the United States or by a US related financial intermediary will be subject to information reporting. Information reporting generally will require each paying agent making payments, which relate to an Ordinary Share or ADS, to provide the IRS with information, including the beneficial owner's name, address, taxpayer identification number, and the aggregate amount of dividends paid to such beneficial owner during the calendar year. These reporting requirements, however, do not apply to all beneficial owners. Specifically, corporations, securities broker-dealers, other financial institutions, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts are all exempt from reporting requirements.

If you are a depositary participant or indirect participant holding Ordinary Shares or ADSs on behalf of a beneficial owner, or paying agent making payments for an Ordinary Share or ADS, you may be required to backup withhold, as a backup against the beneficial owner's US Federal income tax liability, a portion of each payment of dividends on our Ordinary Shares or ADSs in the event that the beneficial owner of an Ordinary Share or ADS:

     o fails to establish its exemption from the information reporting requirements;

     o is subject to the reporting requirements described above and fails to supply its correct taxpayer identification number in the manner required by applicable law; or

     o    under-reports its tax liability.

This backup withholding tax is not an additional tax and may be credited against US Federal income tax liability if the required information is furnished to the IRS.

TAXATION OF DIVIDENDS

We have not included a detailed discussion of the tax consequences to holders of Ordinary Shares or ADSs of the payment of dividends in light of the Company's present inability to pay dividends. As noted above, pursuant to the English Companies Act of 1985 a company may not pay a dividend while it has an accumulated deficit. As of April 30, 2006, our accumulated deficit was (pound)28,481,000 ($52,015,000).

Under current UK domestic law, if it becomes possible for a dividend to be paid, no UK withholding tax would be payable in respect of such dividend.

                     LIMITATIONS ON RIGHTS TO OWN SECURITIES

         There are no limitations imposed by English law or our memorandum or articles of association on the right to own our ADSs, Notes or Warrants, including the rights of non-residents or foreign persons to hold or vote ADSs (other than would generally apply to our shareholders) or to hold our Notes or Warrants.

                                  LEGAL MATTERS

         Certain legal matters in connection with the validity of the Ordinary Shares to be issued in this offering will be passed upon for us by our legal counsel Sichenzia Ross Friedman Ference LLP.

                                     EXPERTS

         The financial statements of Futuremedia Plc incorporated by reference in this Prospectus have been audited by BDO Stoy Hayward LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference (the report on the financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern), and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

         The financial statements of Bingham and Bingham Limited incorporated by reference in this Prospectus have been audited by BDO Stoy Hayward LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference(the report on the financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern) and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

         The financial statements of Lexon Inc. incorporated by reference in this Prospectus have been audited by BDO Stoy Hayward LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                    EXPENSES

         The following are the estimated expenses to be incurred in connection with the issuance and distribution of the securities registered under this Registration Statement:

Securities and Exchange Commission registration fee         $  3,255.58
Edgarization fees and expenses                              $    500.00
Legal fees and expenses                                     $ 10,000.00
Accounting fees and expenses                                $ 10,000.00
                                                            -----------
Total                                                       $ 23,755.58

                 ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES AND
                AGENT FOR SERVICE OF PROCESS IN THE UNITED STATES

         We are incorporated in England. Most of our executive officers and directors and the experts named herein are nonresidents of the United States, and a substantial portion of our assets and of such persons are located outside the United States. For further information regarding enforceability of civil liabilities against us and other persons, see "Risk Factors-- [I]t may not be possible to effect service of process within the United States upon such persons or to enforce against such persons or us any judgments of United States courts predicated upon the civil liability provisions of the securities or other laws of the United States."

         We obtained all the approvals and permits required under applicable law for the distribution of the securities and for the publication of this prospectus. The securities are not being distributed in any jurisdiction where the offer is not permitted.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

FOREIGN PRIVATE ISSUER

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, also known as the Exchange Act, as applicable to foreign private issuers. Accordingly, we file annual and current reports and other information with the Securities and Exchange Commission, also known as the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference room at 100 F Street, NE, Washington, DC 20549 USA. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Documents filed with the SEC are also available on our website (http://www.futuremedia.co.uk).

         A copy of this prospectus and the documents filed as exhibits (see list below), are available for inspection at our offices at Nile House, Nile Street, Brighton, East Sussex BNI IHW, England.

         We customarily solicit proxies by mail; however, as a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing disclosure and procedural requirements for proxy solicitations. Also, our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act and the rules thereunder, with respect to their purchases and sales of securities. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act.

FORM F-3 REGISTRATION STATEMENT

         We have filed with the SEC a Registration Statement on Form F-3 under the Securities Act with respect to the resale of ADSs issued to the selling shareholders. This prospectus, which is part of the Registration Statement, does not contain all of the information that you can find in the Registration Statement. Some parts of the Registration Statement are omitted from the prospectus in accordance with the rules and regulations of the SEC. The statements we make in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such document filed as an exhibit to the Registration Statement, you should refer to the exhibit for a more complete description of the matter involved. The Registration Statement may be read and copied at the SEC's public reference rooms as indicated above.

INCORPORATION OF INFORMATION BY REFERENCE

         The SEC allows us to incorporate by reference the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, except if it is superseded by information in this prospectus or by later information that we file with the SEC. We incorporate by reference the documents listed below, all of which are being delivered to you as part of this prospectus.

         We incorporate by reference into this prospectus the following documents:

         o Our Annual Report on Form 20-F for the fiscal year ended April 30, 2006, filed with the SEC on November 14, 2006.

         o Our Transition Report on Form 20-F for the transition period from May 1, 2006 to June 30, 2006, filed with the SEC on November 16, 2006.

         o Our Report on Form 6-K relating to the audited financial statements for Lexon Incorporated Bingham & Bingham Limited and the proforma financial statements, of Futuremedia PLC giving effect to the acquisitions of EBS and Button, filed with the SEC on June 30, 2006.

         o Our Report on Form 6-K relating to the consolidation of learning business, filed with the SEC on December 11, 2006.

         o Our Report on Form 6-K relating to the change to American Depository Shares ratio, filed with the SEC on January 3, 2007.

         o Our Report on Form 6-K relating to the compliance with NASDAQ requirement regarding disclosure of auditor opinion, filed with the SEC on January 3, 2007.

         o Our Report on Form 6-K relating to the delivery of custom e-learning course for Unilever, filed with the SEC on January 8, 2007.

         o Our Report on Form 6-K relating to the training to provide online learning for Skandinaviska Enskilda Banken AB by Opening Training AB, filed with the SEC on January 11, 2007.

         o Our Report on Form 6-K relating to the launch of a consolidated learning division at Europe's Learning Technologies Conference, filed with the SEC on January 17, 2007.

         o Our Report on Form 6-K relating to the regaining of compliance with NASDAQ Listing Requirements, filed with the SEC on January 22, 2007.

         o Our Report on Form 6-K relating to the stock symbol change, filed with the SEC on February 1, 2007.

         o Our Report on Form 6-K relating to the report of significant interest in multi-platform learning environments, filed with the SEC on February 13, 2007.

         o Our Report on Form 6-K relating to a letter to holders of American Depository Shares regarding an Extraordinary General Meeting, filed with the SEC on February 16, 2007.

         o Our Report on Form 6-K relating to the appointment of Colin Turner as a director and chairman of Futuremedia Learning, filed with the SEC on February 20, 2007.

         o Our Report on Form 6-K relating to the celebration of 25 years in the learning industry, filed with the SEC on February 23, 2007.

         o Our Report on Form 6-K relating to the report of fiscal 2007 first half financial results, filed with the SEC on March 5, 2007.

         o Our Report on Form 6-K relating to the divestiture of Swedish subsidiary Open Training in accordance with letter of intent with a Scandinavian e-learning company, filed with the SEC on March 9, 2007.

         o Our Report on Form 6-K relating to the fiscal 2007 first half financial results, filed with the SEC on March 9, 2007.

         o Our Report on Form 6-K relating to the results of the Extraordinary General Meeting held on March 13, 2007, filed with the SEC on March 23, 2007.

         All subsequent annual reports filed by us with the Securities and Exchange Commission on Form 20-F pursuant to the Securities Exchange Act of 1934, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus and before termination of this offering.

         All filings filed by us pursuant to the Securities Exchange Act of 1934 after the date of the initial filing of this Registration Statement and prior to effectiveness of this Registration Statement shall be deemed to be incorporated by reference into this prospectus.

         We may also incorporate any Form 6-K subsequently submitted by us with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, after the date of this prospectus and before termination by identifying in such Form 6-K that such Form 6-K is being incorporated by reference into this prospectus.

         You may request, at no cost, a copy of any documents incorporated by reference herein, excluding all exhibits, unless we have specifically incorporated by reference an exhibit, by writing or telephoning us at:

Nile House, Nile Street
Brighton
East Sussex BNI IHW
England

Attention: J. Andrew Bellomy, Interim Group Chief Financial Officer, Telephone:
+44 (0) 1273 829700.

            The Resale of up to 9,221,311 Shares of Ordinary Shares,
      as Evidenced by American Depositary Shares, as Evidenced by American
                               Depositary Receipts
                                   Offered by
                              Selling Shareholders

                                   PROSPECTUS

                                  [_____], 2007

                                   ----------

         We have not authorized anyone to provide you with information different form that contained or incorporated by reference in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, our ADSs only in jurisdictions were offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our ADSs.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

                ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         We have provisions in our Memorandum and Articles of Association (the "Articles") which provide that our directors, executive directors, auditors, secretary and other officers shall, to such extent as may for the time being be permitted by law, be indemnified and held harmless out of our assets from and against any loss they may incur or sustain by reason of any act done, concurred in or omitted in or about the execution of their duty, except such loss they may incur through their own negligence, default, breach of duty or breach of trust. In addition, the Articles provide that we may purchase and maintain insurance on or for the benefit of any person who is or at any time was a director, officer, employee or auditor of ours for liabilities incurred in connection with their service to us.

         The relevant provisions of the Companies Act 1985 of the United Kingdom are sections 309A -- C, 337A and 727.

         Sections 309A -- C state that, any provision to exempt to any extent a director from liability for negligence, default, breach of duty or trust by him in relation to the company is void. Any provision by which a company directly or indirectly provides (to any extent) an indemnity for a director of the company or an associated company against any such liability is also void unless it is a qualifying third party indemnity provision.

         An indemnity is a qualifying third party indemnity as long as it does not provide: (i) any indemnity against any liability incurred by the director to the company or to any associated company; (ii) any indemnity against any liability incurred by the director to pay a fine imposed in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature; and (iii) any indemnity against any liability incurred by the director in defending criminal proceedings in which he is convicted, civil proceedings brought by the company or an associated company in which judgment is given against him or where the court refuses to grant him relief under an application under sections 144(3) and
(4) (acquisition of shares by innocent nominee) or its power under section 727 (described below). Any qualifying third party indemnity in force for the benefit or one or more directors of the company must be disclosed in the directors' annual report.

         Section 337A provides that a company can provide a director with funds to meet expenditures incurred or to be incurred by him in defending any criminal or civil proceedings or in connection with any application under sections 144(3) and (4) (acquisition of shares by innocent nominee) or section 727 (described below). Such financial assistance must be repaid if the director is convicted, judgment is found against him or the court refuses to grant the relief on the application.

         Section 727 provides that:

(1) If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as an auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms as it thinks fit.

(2) If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

(3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper."

         While English law permits a shareholder to initiate a lawsuit on behalf of the company only in limited circumstances, the Companies Act permits a shareholder whose name is on the register of shareholders of the company to apply for a court order:

(i) when the company's affairs are being or have been conducted in a manner unfairly prejudicial to the interests of all or some shareholders, including the shareholder making the claim; or

(ii) when any act or omission of the company is or would be so prejudicial.

         A court has wide discretion in granting relief, and may authorize civil proceedings to be brought in the name of the company by a shareholder on terms that the court directs. Except in these limited circumstances, English law does not generally permit class action lawsuits by shareholders on behalf of the company or on behalf of other shareholders.

         We have also entered into indemnification agreements with each of our directors. The indemnification agreements are intended to provide the maximum protection permitted by England and Wales with respect to indemnification of directors. We may also enter into similar agreements with certain of our officers who are not also directors. The effect of these provisions is to permit indemnification by us for liabilities arising under the Securities Act of 1933, as amended. We also maintain directors' and officers' liability insurance.

                                ITEM 9. EXHIBITS

EXHIBIT NUMBER     DESCRIPTION OF DOCUMENT
--------------     -------------------------------------------------------------
 4.1*              Form of Securities Purchase Agreement (the "Cornell/Certain
                   Wealth/TAIB Securities Purchase Agreement") dated April 19,
                   2006 by and among the Registrant, Cornell Capital Partners,
                   LP, Certain Wealth, Ltd. and TAIB Bank, B.S.C.(c) (previously filed as Exhibit 3 to the Registrant's Form 6-K, filed on April 25, 2006, File No. 000-21978).

 4.2* Amendment No. 1 to the Cornell/Certain Wealth/TAIB Securities Purchase Agreement, effective as of June 15, 2006, in connection with the Cornell/Certain Wealth/TAIB Securities Purchase Agreement (previously filed as Exhibit 1 on Form 6-K filed on June 16, 2006, File No. 000-21978).

 4.3* Amended and Restated Securities Purchase Agreement (the "Amended and Restated Cornell/Certain Wealth/TAIB Securities Purchase Agreement") dated August 3, 2006 by and among the Registrant, Cornell Capital Partners, LP, Certain Wealth, Ltd. and TAIB Bank, B.S.C. (previously filed as Exhibit 2 on Form 6-K filed on August 7, 2006, File No. 000121978).

 4.4* Form of Investor Registration Rights Agreement (the "Cornell/Certain Wealth/TAIB Investor Registration Rights Agreement") dated April 19, 2006 by and among the Registrant, Cornell Capital Partners, LP, Certain Wealth, Ltd. and TAIB Bank, B.S.C.(c) (previously filed as Exhibit 4 to the Registrant's Form 6-K, filed on April 25, 2006, File No. 000-21978).

 4.5* Amended and Restated Investor Registration Rights Agreement (the "Cornell/Certain Wealth/TAIB Amended and Restated Investor Registration Rights Agreement") dated August 3, 2006 by and among the Registrant, Cornell Capital Partners, LP., Certain Wealth, Ltd. and TAIB Bank, B.S.C. in connection with the Amended and Restated Cornell/Certain Wealth/TAIB Securities Purchase Agreement (previously filed as Exhibit 3 to the Registrant's Form 6-K filed on August 7, 2006, File No. 000-21978).

 4.6* Amendment No. 1 to Amended and Restated Investor Registration Rights Agreement ("Amendment No. 1 to the Cornell/Certain Wealth/TAIB Amended and Restated Investor Registration Rights Agreement") dated September 28, 2006 by and between Futuremedia PLC, Cornell Capital Partners, LP., Certain Wealth, Ltd. and TAIB Bank, B.S.C. in connection with the Cornell/Certain Wealth/TAIB Amended and Restated Investor Registration Rights Agreement and in connection with the Amended and Restated Cornell/Certain Wealth/TAIB Securities Purchase Agreement (previously filed as Exhibit 6 to the Registrant's Form 6-K, filed on September 28, 2006, File No. 000-21978).

 4.7* Amendment No. 2 to the Amended and Restated Investor Registration Rights Agreement dated October 30, 2006 by and between Futuremedia PLC, Cornell Capital Partners, LP, Certain Wealth, Ltd. and TAIB Bank, B.S.C., in connection with the Cornell/Certain Wealth/TAIB Amended and Restated Investor Registration Rights Agreement, as amended by Amendment No. 1 to the Cornell/Certain Wealth/TAIB Amended and Restated Investor Registration Rights Agreement, and in connection with the Amended and Restated Cornell/Certain Wealth/TAIB Securities Purchase Agreement" (previously filed as Exhibit 2 to the Registrant's Form 6-K, filed on [], 2006, File No. 000-121978).

 4.8* Form of Secured Convertible Note due April 19, 2009 issued in connection with the Amended and Restated Cornell/Certain Wealth/TAIB Securities Purchase Agreement, (previously filed as Exhibit 5 to the Registrant's Form 6-K, filed on April 25, 2006, File No. 000-21978 ).

 4.9* Amended and Restated $5,500,000 Secured Convertible Note due April 19, 2009 issued to Cornell Capital Partners, LP in connection with the Amended and Restated Cornell/Certain Wealth/TAIB Securities Purchase Agreement (previously filed as Exhibit 4 on Form 6-K filed on August 7, 2006, File No. 000-21978).

EXHIBIT NUMBER     DESCRIPTION OF DOCUMENT
--------------     -------------------------------------------------------------
 4.10*             Amended and Restated $1,000,000 Secured Convertible Note due
                   April 19, 2009 issued to Certain Wealth, Ltd. in connection with the Amended and Restated Cornell/Certain Wealth/TAIB
                   Securities Purchase Agreement (previously filed as Exhibit 5 on Form 6-K filed on August 7, 2006, File No. 000-21978).

 4.11* Amended and Restated $1,000,000 Secured Convertible Note due April 19, 2009 originally issued to TAIB Bank, B.S.C. in connection with the Amended and Restated Cornell/Certain Wealth/TAIB Securities Purchase Agreement (previously filed as Exhibit 6 on Form 6-K filed on August 7, 2006, File No. 000-21978).

 4.12* $1,500,000 Secured Convertible Note due August 3, 2009 issued to Cornell Capital Partners, LP in connection with the Amended and Restated Cornell/Certain Wealth/TAIB Securities Purchase Agreement (previously filed as Exhibit 7 on Form 6-K filed on August 7, 2006, File No. 000-21978).

 4.13* Form of Warrant with an issuance date of April 19, 2006 issued in connection with the Amended and Restated Cornell/Certain Wealth/TAIB Securities Purchase Agreement (previously filed as Exhibit 6 to the Registrant's Form 6-K filed on April 25, 2006, File No. 000-21978).

 4.14* Form of Debenture dated April 19, 2006 issued in connection with the Amended and Restated Cornell/Certain Wealth/TAIB Securities Purchase Agreement (previously filed as Exhibit 7 to the Registrant's Form 6-K filed on April 25, 2006, File No. 000-21978).

 4.15* Deed of Variation dated August 3, 2006 by and between Futuremedia PLC and Cornell Capital Partners, LP in connection with the Amended and Restated Cornell/Certain Wealth/TAIB Securities Purchase Agreement (previously filed as Exhibit 7 on Form 6-K filed on August 7, 2006, File No. 000-21978).

 5.1 Legal Opinion of Sichenzia Ross Friedman Ference LLP (filed herewith).

 23.1 Consent of BDO Stoy Hayward LLP, Independent Registered Public Accounting Firm (filed herewith).

 23.2 Consent of Sichenzia Ross Friedman Ference LLP (filed herewith and included in Exhibit 5.1).

 24.1 Power of Attorney (filed herewith as part of the signature page).

----------
* Not filed herewith. In accordance with Rule 411 promulgated under the Securities Act of 1933, as amended, reference is made to the documents previously filed with the Securities and Exchange Commission, which are incorporated by reference herein.

                              ITEM 10. UNDERTAKINGS

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
     Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) To file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C of the Securities Act of 1933, each prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933 as part of a registration statement relating to this offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 8 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant, of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Brighton, East Sussex, England on March 30, 2007.

                                            FUTUREMEDIA PLC


                                            By:    /s/ Leonard M. Fertig
                                                   -----------------------------
                                                   Leonard M. Fertig
                                                   Chief Executive Officer and
                                                   Authorized Signatory

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leonard M. Fertig and Andrew Haire, and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                  Title                                     Date
------------------------   --------------------------------------    --------------
                           Chairman of the Board of Directors and    March 30, 2007
------------------------   Director
Jan Vandamme

/s/ Leonard M. Fertig      Chief Executive Officer (Principal        March 30, 2007
------------------------   Executive Officer) and Director
Leonard M. Fertig

/s/ Jim Andrew Bellomy     Interim Group Chief Financial Officer     March 30, 2007
------------------------
Jim Andrew Bellomy

/s/ Peter Machin           Chief Accounting Officer                  March 30, 2007
------------------------
Peter Machin

/s/ Andrew Haire           Company Secretary                         March 30, 2007
------------------------
Andrew Haire

/s/ Michael Pilsworth      Director                                  March 30, 2007
------------------------
Michael Pilsworth

/s/ John Schwallie         Director and Authorized Representative    March 30, 2007
------------------------   in the United States
John Schwallie

/s/ Michel Steel           Director                                  March 30, 2007
------------------------
Michiel Steel

                           Director                                  March 30, 2007
------------------------
Colin Turner